UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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United Rentals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

March 31, 2011

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Wednesday, May 11, 2011, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 10:00 a.m., Eastern time.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of our annual report to stockholders for the fiscal year ended December 31, 2010.

Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. Voting instructions are provided on your proxy card and in the accompanying proxy statement. We encourage you to submit your proxy and vote via the Internet, by telephone or by mail.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 11, 2011, at 10:00 a.m., Eastern time, for the following purposes:

1.	To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

5.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on March 15, 2011 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

March 31, 2011

By Order of the Board of Directors,

JONATHAN M. GOTTSEGEN
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2011. The Notice of and Proxy Statement for the 2011 Annual Meeting of Stockholders and the Company’s 2010 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

March 31, 2011

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2011 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 11, 2011, at 10:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement. This proxy statement and the accompanying form of proxy card, together with our 2010 annual report to stockholders, are first being mailed to stockholders on or about March 31, 2011.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 15, 2011.

Voting Securities Outstanding on Record Date

As of the record date, there were 61,070,344 shares of our common stock outstanding and entitled to vote. From May 1 to May 10, 2011, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at Five Greenwich Office Park, Greenwich, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

•	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, May 10, 2011.

•	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 10, 2011.

•	BY MAIL—Sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Tuesday, May 10, 2011.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Hyatt Regency Greenwich at 1-203-637-1234 or visiting its website at http://greenwich.hyatt.com/hyatt/hotels/services/maps/index.jsp.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors,” FOR “Proposal 2—Ratification of Appointment of Independent Auditors,” FOR “Proposal 3—Advisory Vote on Executive Compensation” and for a frequency of EVERY YEAR on “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote.”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent auditors, the proposals to elect directors, to vote on an advisory basis on executive compensation and to vote on an advisory basis on the frequency of future advisory votes on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Tuesday, May 10, 2011, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Tuesday, May 10, 2011, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Tuesday, May 10, 2011.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Vote on Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers.

Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

With respect to “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote,” we are asking stockholders whether the advisory vote on executive compensation should occur every three years, every two years or every year. The option of once every three years, once every two years or once every year that receives the greatest number of votes will be the frequency approved by stockholders. Voting on Proposal 4 is being conducted on an advisory basis, and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Broker non-votes, abstentions and shares not otherwise represented at the meeting will have no effect on the outcome of this proposal.

The Board unanimously recommends that you vote FOR the election of all 11 nominees recommended by the Board, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers and for advisory votes on the compensation of our named executive officers to occur EVERY YEAR.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Howard L. Clark, Jr., Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini and Keith Wimbush. All directors will be elected annually for one-year terms. The Board, upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), has nominated each of the aforementioned directors to stand for re-election.

Election of 11 Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush will expire at the 2011 annual meeting. Upon the unanimous recommendation of the Nominating Committee, the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush to stand for re-election at the annual meeting.

Each director elected at the 2011 annual meeting will hold office until our 2012 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his successor is elected and qualified. However, under our by-laws, any director who fails to be elected by majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the Nominating Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at the annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2011 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Clark, Griffin, Kneeland, McAuley, McKinney, Passerini and Wimbush to hold office until the 2012 annual meeting of stockholders (designated as Proposal 1 on the enclosed proxy card) and until such director’s successor is elected and qualified.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position

Michael J. Kneeland	57	President, Chief Executive Officer and Director
William B. Plummer	52	Executive Vice President and Chief Financial Officer
Jonathan M. Gottsegen	44	Senior Vice President, General Counsel and Corporate Secretary
Matthew J. Flannery	46	Senior Vice President—Operations
John J. Fahey	44	Vice President—Controller
Joseph A. Dixon	53	Vice President—Sales
Kenneth E. DeWitt	61	Vice President—Chief Information Officer
Jenne K. Britell, Ph.D.	68	Chairman and Director
José B. Alvarez	48	Director
Howard L. Clark, Jr.	67	Director
Bobby J. Griffin	62	Director
Singleton B. McAllister	59	Director
Brian D. McAuley	70	Director
John S. McKinney	56	Director
Jason D. Papastavrou, Ph.D.	48	Director
Filippo Passerini	53	Director
Keith Wimbush	58	Director

Michael J. Kneeland has been our president and chief executive officer and a director of the Company since August 2008, having previously served as our interim chief executive officer since June 2007. Prior to that time, Mr. Kneeland served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon our acquisition of Equipment Supply Co., and was subsequently named vice president—aerial operations and then vice president—southeast region. Mr. Kneeland’s more than 30 years of experience in the equipment rental industry includes a number of senior management positions with Free State Industries, Inc. and Equipment Supply Co.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., a leading provider of global business news and information services, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., one of the world’s leading producers of aluminum, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc.

Jonathan M. Gottsegen joined the Company as our senior vice president, general counsel and corporate secretary in February 2009. Before joining the Company, Mr. Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., the world’s largest home improvement retailer, from 2004 to 2009, where he led a team responsible for oversight of the company’s key legal matters. Prior to The Home Depot, Mr. Gottsegen served as securities counsel for Time Warner Inc., a leading media and entertainment company, from 2003 to 2004, responsible for corporate, securities and corporate governance matters. From 1999 to 2003, Mr. Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice. From 1996 to 1999, Mr. Gottsegen was a senior staff attorney with the SEC in its Division of Corporation Finance.

Matthew J. Flannery was appointed senior vice president—operations in March 2010. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as senior vice president—operations East, and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, direct sales manager and branch manager of the Company. He has almost two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

John J. Fahey was appointed our vice president—controller in January 2008 and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006. Mr. Fahey joined the Company in September 2005 as vice president—assistant corporate controller. His prior experience includes senior positions as manager—corporate business development for Xerox Corporation, a leading document management technology and services company, from June 2003 to September 2005, and vice president and chief financial officer for Xerox Engineering Systems, Inc., a provider of solutions for technical documents, from January 2000 to June 2003. Mr. Fahey has also served as vice president—finance and controller for Faulding Pharmaceutical Company, an international health care company. Mr. Fahey is a licensed certified public accountant who previously served as a general practice manager in accounting and auditing for Deloitte & Touche LLP, one of the four largest international accounting and consulting firms.

Joseph A. Dixon joined the Company as vice president—sales in June 2008 and, in that role, bears responsibility for the strategic leadership of the Company’s sales and business development efforts. Before joining the Company, Mr. Dixon served as global vice president and general manager for JLG Industries, Inc., a worldwide aerial equipment manufacturer, from January 2006 to May 2008, with responsibility for aftermarket services. He held senior positions as vice president—pro business and tool rental for The Home Depot from May 2002 to December 2005, with sales and management responsibility for 1,450 North American locations. Mr. Dixon also previously held the position of division vice president—operations and field sales for Hertz Equipment Rental Corporation, with executive responsibility for the company’s equipment rental business.

Kenneth E. DeWitt joined the Company as vice president—chief information officer in May 2008. Mr. DeWitt has more than 15 years of executive experience leading information technology at several companies. During the period from July 2002 through March 2008, Mr. DeWitt held senior vice president—chief information officer positions with Brand Technology Services LLC (a DSW Company), Retail Ventures Services, Inc. and Value City Department Stores, Inc. Mr. DeWitt’s prior experience also includes senior information technology management positions with responsibility for planning and integration, corporate systems and credit systems for Sears, Roebuck and Company and vice president—management information systems for Saks Fifth Avenue. He began his information technology career with Lerner Stores Corp.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and Chairman of the Board in June 2008. In March 2010, she was named a Senior Managing Director of Brock Capital

Group LLC, an advisory and investment banking firm. Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc., the U.S.-Russia Investment Fund and the U.S.-Russia Foundation for Entrepreneurship and the Rule of Law. During the past five years, Dr. Britell has served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc.

Howard L. Clark, Jr. became a director of the Company in April 2004. Mr. Clark has been vice chairman of Barclays Capital Inc., the investment banking division of Barclays Bank PLC, since September 2008. Prior to assuming his current position, Mr. Clark was vice chairman of Lehman Brothers Inc., an international investment bank, since 1993. From 1990 until 1993, Mr. Clark was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1990, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of Walter Energy, Inc. (formerly known as Walter Industries, Inc.), White Mountains Insurance Group, Ltd. and Mueller Water Products, Inc.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc. and Horizon Lines, Inc.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister heads the federal government relations practice of the law firm Blank Rome LLP. Before joining Blank Rome in June 2010, Ms. McAllister had been a partner in the law firms of LeClairRyan since October 2007, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since July 2005, Sonnenschein, Nath & Rosenthal LLP since 2003 and Patton Boggs LLP since 2001. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision, Inc. (“PDV”) since August 2004. PDV is a privately held telecommunications software applications and hosting company. He has also been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals, Inc. He also served as a vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Ira A. Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, also an investment management firm, where he served as managing director—fund of hedge funds strategies from 2001 to 2003, and at Deutsche Asset Management, where he served as director—alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Filippo Passerini became a director of the Company in January 2009. He is currently president of The Procter & Gamble Company’s global business services organization and chief information officer, positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a multinational manufacturer of consumer goods, in 1981 and has held executive positions in the United Kingdom, Greece, Italy, the United States, Latin America and Turkey. He is a native of Italy, with a degree from the University of Rome.

Keith Wimbush became a director of the Company in April 2006. Mr. Wimbush has been a managing director of Executive Search Services International, LLC, an executive search firm, since November 2010. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, another executive search firm, where he served as a senior client partner in the firm’s Stamford, Connecticut office, and was also co-practice leader of the firm’s legal specialist group. From April 1997 until January 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush, who holds a J.D. from Harvard Law School, has served as an adjunct professor of law at Thomas Cooley Law School during the fall of 2007 and 2008.

See “Corporate Governance Matters—Board Consideration of Director Qualifications” for additional information regarding the specific experience, qualifications, attributes and skills of the directors named herein that led the Board to conclude that each such director should serve as a director of the Company.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Howard L. Clark, Jr., Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini and Keith Wimbush. All directors will be elected annually for one-year terms.

The Board, upon the recommendation of the Nominating Committee, has nominated each of the aforementioned directors to stand for re-election at the annual meeting.

Meetings of the Board and its Committees

During 2010, the Board met ten times. During 2010, each current member of the Board attended at least 95.5% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition of the five current standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee, the Finance Committee and the Strategy Committee. Our chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she regularly attends meetings of the Board’s committees, as all directors are invited.

	Audit	Compensation		Finance
	Committee	Committee	Nominating Committee	Committee	Strategy Committee
José B. Alvarez		X	X		X
Howard L. Clark, Jr.			Chairman	X
Bobby J. Griffin		X			X
Michael J. Kneeland					X
Singleton B. McAllister		Chairman	X
Brian D. McAuley	Chairman			X
John S. McKinney	X				Chairman
Jason D. Papastavrou	X			Chairman
Filippo Passerini	X				X
Keith Wimbush	X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2010, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document, and other committee charters, on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The document, and each of the other committee charters, is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

The general purposes of the Audit Committee are to:

•	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McAuley, McKinney, Passerini and Wimbush and Dr. Papastavrou. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. McAuley and McKinney and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2010, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Ms. McAllister and Messrs. Alvarez, Griffin and Wimbush. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select, retain and terminate outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation.

The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2010, the Compensation Committee met seven times.

Nominating Committee

The Nominating Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general responsibilities of the Nominating Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating Committee are Messrs. Clark and Alvarez and Ms. McAllister. Each member of the Nominating Committee meets the independence requirements of the NYSE.

In 2010, the Nominating Committee met two times.

Finance Committee

Pursuant to its charter, the Finance Committee oversees all policies, activities and transactions affecting the financial condition of the Company and not otherwise assigned to the Audit Committee.

The current members of the Finance Committee are Dr. Papastavrou and Messrs. Clark and McAuley.

In 2010, the Finance Committee met one time.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Messrs. McKinney, Alvarez, Griffin, Kneeland and Passerini.

In 2010, the Strategy Committee met five times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Board has delegated primary responsibility for risk oversight to the Audit Committee. The Audit Committee shares this responsibility with senior management and the Company’s Enterprise Risk Management Committee (the “ERM Committee”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Committee for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The ERM Committee reports directly to the Audit Committee and the full Board.

In addition to the work done by the ERM Committee and senior management, the Company’s Internal Audit Department conducts an annual risk assessment that is reported to the Audit Committee. Such assessment consists of reviewing the risks identified by the ERM Committee, the prior year’s risk assessment and audit work performed during the year; interviewing members of management and other employees to understand the potential risks impacting the Company; identifying common risk themes to be considered in developing the Internal Audit Plan; developing a risk-based Internal Audit Plan that provides assurance in assessing the functionality of controls that directly mitigate key risks; and producing an estimate of the resource requirements necessary to execute the Internal Audit Plan.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All directors attended the 2010 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The documents are also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Code of Business Conduct

We have adopted a Code of Business Conduct for our employees, officers and directors. You can access this document on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. This Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Business Conduct or waivers from any provision of the code of business conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•	an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our corporate governance guidelines, which are more stringent than NYSE rules in this regard. Ten of our eleven directors have been determined by the Nominating Committee and the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Howard L. Clark, Jr.; Bobby J. Griffin; Singleton B. McAllister; Brian D. McAuley; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below certain relationships considered by the Board in making its independence determinations. Each of these relationships was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director. In addition to the independence determination, each such relationship was considered by the Board (pursuant to the Company’s Code of Business Conduct) and/or the Audit Committee, pursuant to the Company’s Related Party Transactions Policy.

Howard L. Clark, Jr. became a director of the Company in April 2004. He has been vice chairman of Barclays Capital Inc., the investment banking division of Barclays PLC, since September 2008. During 2010, the Company engaged Barclays Capital in a transactional and non-advisory capacity to serve as one of seven co-managers and an underwriter in a public offering of senior subordinated debt securities of the Company’s wholly-owned subsidiary, United Rentals (North America), Inc., for which Barclays Capital received compensation in the form of customary underwriting discounts and/or commissions. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Clark had no involvement in the decision by the Company to engage Barclays Capital and the amounts paid by the Company to Barclays Capital represent substantially less than 1% of Barclays Capital’s annual revenues.

Filippo Passerini became a director of the Company in January 2009. He is currently president of Procter & Gamble’s global business services organization and chief information officer. Procter & Gamble rents equipment from the Company for which the Company received monetary compensation in 2010. Mr. Passerini was not involved in the decision by Procter & Gamble to use the Company’s services. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Passerini had no involvement in the procurement decisions of Procter & Gamble and the amounts paid by Procter & Gamble to the Company represent substantially less than 1% of Procter & Gamble’s annual revenues and substantially less than 1% of the Company’s annual revenues.

Board Consideration of Director Qualifications

In addition to the independence matters described above, the Board considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s integrity and collegiality, such directors should serve as directors of the Company. Although each director offers a multitude of unique and valuable skills and attributes, including a demonstrated business acumen and an ability to exercise sound judgment, the Board identified the following specific experience, qualifications, attributes and skills that led the Board to conclude that such persons should serve as directors.

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorship and academic credentials in business as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing.

Dr. Britell has served in senior management positions with both public and private companies, such as Brock Capital Group LLC, an advisory and investment banking firm where she is a Senior Managing Director, and GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices.

Mr. Clark has substantial experience serving in senior management positions in the finance industry for investment banks such as Barclays Capital Inc., where he is vice chairman, and prior to that, Lehman Brothers Inc., where he was also vice chairman. He had also served as chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. This experience, as well as his public company directorships, provides him with a practical and informed perspective on matters relating to corporate governance, investment banking, finance and capital structure.

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s other public company directorships provide a valuable perspective for the Board and the Company.

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Co. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

Ms. McAllister has served as the general counsel of the United States Agency for International Development and currently heads the federal government relations practice of the law firm Blank Rome LLP. With her vast legal experience, she serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

Mr. McAuley brings business leadership skills to the Board from his career in the telecommunications and manufacturing industries, including through his tenure as chairman of Pacific DataVision, Inc. and senior executive positions at Nextel Communications, Inc. and Imagine Tile, Inc. In addition, as a co-founder of Nextel Communications, Inc., Mr. McAuley has also exhibited valuable entrepreneurial abilities. Furthermore, he has extensive financial and accounting experience as a result of his past positions as chief financial officer and controller at public and private companies and as a manager at the accounting firm Deloitte & Touche LLP.

Mr. McKinney has significant accounting and finance experience unique to the Company and its industry as a result of his past positions as vice president—finance of the Company, chief financial officer and controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm Arthur Andersen & Co.

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance-related matters.

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of the global retail industry through his various senior level positions with Procter & Gamble during the past 25 years. Mr. Passerini has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey.

Mr. Wimbush has gained significant legal experience through his formal legal training at Harvard Law School, as well as his subsequent positions in the legal department of Diageo North America, Inc. and as an adjunct professor of law at Thomas Cooley Law School. He complements his legal experience with experience gained through his former position as the senior client partner with Korn/Ferry International and his current position with Executive Search Services International, LLC.

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the corporate governance guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or any non-independent directors. The purpose of executive session meetings is to facilitate free and open discussion among the participants. The chairman of the Board (or, in the absence of the chairman, the chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the Nominating Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Nominating Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Nominating Committee deems appropriate. The Nominating Committee may also engage a search firm to assist in identifying director candidates. The Nominating Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials. In accordance with our corporate governance guidelines, the Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on specialized Board committees of the Board, such as the Audit Committee or the Compensation Committee. The Nominating Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating Committee’s standard evaluation process. In particular, the Nominating Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating Committee’s assessment.

The 11 nominees for election as directors at the 2011 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Howard L. Clark, Jr., who has been a director since April 2004; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; and Keith Wimbush, who has been a director since April 2006. Each of these directors is standing for re-election. In making its recommendation to the Board, the Nominating Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2012 annual meeting must be received by December 31, 2011. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2012 Annual Meeting.”

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation program is used to attract and retain the employees who lead our business and to reward them for outstanding performance. This Compensation Discussion and Analysis, or “CD&A,” explains, for 2010, our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors made its compensation decisions for our President and Chief Executive Officer, Mr. Michael Kneeland; our Executive Vice President and Chief Financial Officer, Mr. William Plummer; and our three other most highly compensated executive officers: Mr. Matthew Flannery, Senior Vice President, Operations; Mr. Jonathan Gottsegen, Senior Vice President, General Counsel & Corporate Secretary; and Mr. Joseph Dixon, Vice President, Sales, as well as certain significant developments in 2011. Throughout this proxy statement, these individuals are referred to as “named executive officers.”

In addition, the compensation and benefits provided to our named executive officers in 2010 are set forth in detail in the Summary Compensation Table (which, if required by SEC regulations, also details compensation and benefits provided in 2009 and 2008) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Summary

Business Conditions & Key Performance Achievements

Late in the first quarter of 2010, we began to see signs of a recovery in some of our end markets; this recovery continued at a modest level through the remainder of the year. We believe that our performance in the second half of 2010, which included a 12% year-over-year increase in the volume of our equipment on rent, primarily reflects cyclical improvements in our operating environment. In addition, we believe that the economic environment, which was characterized by tight credit markets and cautious customer behavior, helped create a wave of first-time renters, and that some of these renters may not return to purchasing equipment even if the pace of construction activity accelerates.

Although the economic environment continued to present challenges for both our Company and the U.S. and Canadian equipment rental industry in 2010, we succeeded in realizing a number of achievements related to our strategy. These achievements include:

•	An increase in the proportion of our equipment rental revenues derived from National Account customers (generally defined as customers with potential annual spend of $500,000 or more on equipment rentals or customers doing business in multiple locations), from 27% in 2009 to 31% in 2010;

•	Full year free cash flow (net cash provided by operating activities less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net) generation of $227 million in 2010, after net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) of $202 million. In 2010, we selectively invested in fleet where warranted by demand, which resulted in a significant increase in net rental capital expenditures from $31 million in 2009;

•	Continued improvement in fleet management, including a record average of $1.45 billion original equipment cost of our fleet transferred among branches per quarter in 2010, to deploy assets in areas of greater earnings potential;

•	Continued improvement in customer service management, including an increase in the percentage of equipment rental revenues from accounts that are managed by a single point of contact. Establishing a single point of contact for our key accounts helps us provide more uniform customer service management. Equipment rental revenues from National Accounts and other large customers managed by a single point of contact increased to 51% of our total equipment rental revenues in 2010 from 47% in 2009. Additionally, we expanded our centralized Customer Care Center. The Customer Care Center, which established a second base of operations in 2010, handled 37% more rental reservations than in 2009;

•	The continued optimization of our network of rental locations, including a further reduction in the overall number of branches from 569 at December 31, 2009 to 531 at December 31, 2010, and the opening of five new trench safety, power and HVAC rental locations to grow our specialty rental business;

•	A 2010 year-over-year reduction in selling, general and administrative expenses of $41 million, or 10%. As a percentage of revenue, selling, general and administrative expenses improved by 0.9 percentage points in 2010;

•	The Company improved its Adjusted EBITDA Margin in 2010 to 30.9% from 26.6% in 2009, and increased its year-over-year Adjusted EBITDA to $691 million from $628 million;

•	Operating income in 2010 rose to $197 million from $114 million in 2009; and

•	The Company’s share price increased 129% in 2010, from $9.92 on January 1, 2010 to $22.75 on December 31, 2010.

Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow are non-GAAP financial measures. These financial measures are relevant to our executive compensation determinations. A reconciliation of these measures to GAAP is included in Appendix A on page A-1.

Key 2010 Compensation Decisions

The following highlights the Compensation Committee’s key compensation decisions for 2010, as reported in the 2010 Summary Compensation Table below. These decisions were made with the advice of the Compensation Committee’s independent compensation consultant at the time of such decisions, Towers Watson & Co. (“Towers Watson”) in 2010 and Pearl Meyer & Partners (“PM&P”) in 2011 (see “—How We Make Decisions Regarding Executive Pay—Role of the Independent Compensation Consultant” below), and are discussed in greater detail elsewhere in this CD&A.

•	We gave no merit increases to named executives. For the second consecutive year, base salaries for executive officers were frozen at the time of the regular salary review in February 2010, reflecting the uncertain macroeconomic conditions at that time. Upon his promotion to his current role of Senior Vice President, Operations, on March 11, 2010, Mr. Flannery received an increase in base salary to reflect his increased responsibilities. See “—Our Executive Compensation Components—Base Salary” below.

•	Annual incentive payments reflect our desire to tie pay to economic value creation. Annual incentives for 2010 were determined in March 2011. The 2010 annual incentive awards were paid at an average of 50% of target as compared to 18% of target in 2009. The award levels reflect the Company’s strong improvement, as summarized above, but also take into account the design of the annual incentive program and its focus on the overall creation of economic value for stockholders. See “—Our Executive Compensation Components—Annual Performance-Based Cash Incentives” below.

•	Our long-term incentive program focuses on stockholder alignment. In March 2010, the Company granted regular annual long-term incentive awards to its named executive officers in the form of stock options and restricted stock units (“RSUs”). In terms of the actual allocation between RSUs and stock options, we allocated 60% of the total equity awards to stock options because we believe stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. In addition, our form of award agreement for stock options and RSUs was amended to eliminate partial vesting in the event of a termination of employment by a named executive officer. This ensures that our executives will only receive the value of the equity award if the underlying performance or vesting criteria are met. See “—Our Executive Compensation Components—Equity Compensation” below.

•	We do not pay when we do not perform. In March 2008, Messrs. Kneeland and Flannery, the only two named executive officers employed by the Company at the time, were granted long-term incentive plan units tied to the achievement of a three year cumulative Adjusted EBITDA growth goal for 2008 through 2010. Because of the macroeconomic conditions during the performance period and the impact on the Company’s performance, Messrs. Kneeland and Flannery forfeited all units awarded to them under this plan on December 31, 2010. See “—Our Executive Compensation Components—Long-Term Performance-Based Cash Incentives” below.

Compensation Program Highlights

The core of the Company’s executive compensation continues to be pay for performance, and the overall program includes the compensation governance features discussed below:

•	All of the named executive officers, including our chief executive officer and chief financial officer, participate in the same salary, incentive and 401(k) program as all of our other corporate executives. Within these programs, the compensation of our executives differs based on individual experience, role and responsibility, and performance. There are no supplemental executive retirement plans or other special benefits or perquisites established for the benefit of the named executive officers.

•	The Compensation Committee is comprised solely of independent directors. In addition, as of November 1, 2010, the Compensation Committee has retained a new independent compensation consultant, Pearl Meyer & Partners, that performs no other consulting or other services for the Company.

•	Significant amounts of each executive’s compensation are at risk of forfeiture in the event of conduct detrimental to the Company, termination of employment prior to vesting, or a material negative restatement of financial or operating results.

•	The Company does not have a history of repricing equity incentive awards.

•	No tax assistance is provided by the Company on any elements of executive officer compensation or perquisites other than relocation. The relocation policy is a broad-based program that applies to all transferred managerial, professional, and executive employees.

•	The Company has stock ownership guidelines in place for its directors, named executive officers and approximately 30 other officers of the Company with a title of vice president and above.

•	All executive officers are prohibited from engaging in any speculative transactions in the Company’s securities, including engaging in short sales or other derivative transactions, or engaging in any other forms of hedging transactions.

•	All equity award agreements issued in 2009, 2010 and 2011 as well as the employment agreements of Messrs. Kneeland, Plummer, Flannery and Gottsegen include clawback provisions that generally require reimbursement of amounts paid to the applicable executive officer in the event the Company’s financial results subsequently became subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the executive officer.

Our Executive Compensation Philosophy and Objectives

Executive Compensation Philosophy

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee emphasizes pay for performance on both an annual basis and over the long term.

To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership;

•	enhance the individual executive’s performance;

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance;

•	create incentives that will focus executives on, and reward them for, increasing stockholder value;

•	maintain equitable levels of overall compensation both among executives and as compared to other employees;

•	encourage management ownership of our common stock; and

•	improve our overall performance.

The Compensation Committee strives to meet these objectives while maintaining market-competitive pay levels and ensuring that we make efficient use of equity compensation.

How We Make Decisions Regarding Executive Pay

The Compensation Committee, management, and the Compensation Committee’s independent compensation consultant all play an integral role in the determination of executive compensation programs, practices, and levels. Actual roles are thoughtfully developed to align with governance best practices and objectives. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

The Compensation Committee’s specific responsibilities are set forth in its charter, which may be found on the Company’s website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Among other things, the Compensation Committee is required to: (i) determine and approve the compensation of the chief executive officer; (ii) review and approve the compensation of the Company’s other executive officers; (iii) review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers; and (iv) review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

Role of Management

Management’s role in the determination of executive pay programs and practices is three-fold. First, management is responsible for developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Second, management is responsible for making recommendations for compensation actions each year, typically in the form of salary adjustments, short-term incentive targets or awards, and long-term incentive grants. Lastly, management, as well as the Committee’s independent compensation consultant, is responsible for responding to any Compensation Committee requests for information, analysis, or perspective as it relates to topics that may arise during the course of the year.

To carry out the responsibilities relating to program design and administration, the chief executive officer, the chief financial officer and the vice president human resources consider the business strategy, key operating goals, economic environment and organizational culture in formulating proposals. Proposals are then brought to the Compensation Committee for thorough discussion. The Compensation Committee ultimately has the authority to approve management’s proposals for the executive officers. For recommendations regarding compensation actions, the chief executive officer, the chief financial officer and vice president human resources consider market data, individual responsibilities, contributions, performance and capabilities of each of the executive officers, other than the chief executive officer, and what compensation arrangements they believe will drive the desired results and behaviors. The considerations are used to determine if an increase in compensation or award is warranted and the amount and type of any proposed increase or award. After consulting with the vice president human resources, the chief executive officer makes compensation recommendations, other than for his own compensation, to the Compensation Committee. The Compensation Committee reviews management’s recommendations regarding pay changes and awards and approves or suggests changes to the proposal.

Role of the Independent Compensation Consultant

The Compensation Committee also utilizes outside compensation experts. Towers Watson, the Compensation Committee’s outside advisor in 2008 and 2009, was retained by the Compensation Committee through October 2010. At that time, and in response to certain personnel changes at Towers Watson precipitated by regulatory reforms, the Compensation Committee decided to engage in a broad search for a new, independent compensation consultant. As a result of this search, the Compensation Committee selected PM&P as its new independent compensation consultant. In view of the human resources consulting services that Towers Watson has historically provided, and continues to provide, to the Company, the Compensation Committee determined that retaining a compensation consultant that does not provide other significant services to the Company would help ensure that it was receiving, and was understood by all relevant constituencies to be receiving, an independent perspective on executive compensation. PM&P is completely independent, as it provides no other consulting or other services on behalf of the Company.

The compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. The compensation consultant responds on a regular basis to questions from the Compensation Committee and the Compensation Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. The compensation consultant reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chairman of the Compensation Committee, and also regularly attends Compensation Committee meetings.

In 2010, Towers Watson also provided services to the Company on various matters unrelated to the executive compensation consulting services provided to the Compensation Committee. In 2010, these unrelated services on behalf of the Company were provided for an aggregate fee of less than $120,000. The Compensation Committee considered the nature and extent of the services provided by Towers Watson to the Company, other than at the Compensation Committee’s discretion, prior to engaging Towers Watson. None of these other services had a role in determining the amount or form of executive compensation for our executive officers and the Compensation Committee believes that Towers Watson took adequate steps to ensure its impartiality.

In December 2010, PM&P, the Compensation Committee’s compensation consultant, led an in-depth review of recent trends in corporate governance best practices with respect to executive compensation. Some of the outcomes of this review included: (i) the Compensation Committee’s decision to place a greater emphasis on performance-based awards in the March 2011 long-term incentive grant by introducing performance vested RSUs; and (ii) the creation of a more formal risk assessment process of the Company’s executive compensation programs.

Benchmarking of Compensation Levels

In making compensation decisions, the Compensation Committee compares each component of the total compensation package of the chief executive officer, chief financial officer and, when compensation information for a sufficient number of comparable executive positions is publicly available, the other named executive officers against the compensation components of comparable executive positions of a peer group of publicly traded companies. While the Compensation Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review the total compensation and competitive benchmarking when determining the allocation.

The Compensation Committee, based on input from its outside compensation consultant, reviews the makeup of its peer group annually and makes adjustments to the composition of the group as it deems appropriate. In December 2009, Towers Watson reviewed the current peer group and recommended to the Compensation Committee that the Company continue to use a peer group of comparably sized companies in the construction and distribution industries. However, for 2010, Towers Watson recommended that three companies (Hertz, Jacobs Engineering, and URS) be removed from the peer group due to the fact that they had become approximately 2.5 to 3 times as large as the Company when measured by annual revenue. In 2010, the following 14 companies comprised the peer group used to evaluate the total compensation package of the chief executive officer and the chief financial officer:

AECOM Technology Corporation	Quanta Services, Inc.
Applied Industrial Technologies, Inc.	RSC Holdings Inc.
BlueLinx Holdings Inc.	Rush Enterprises, Inc.
EMCOR Group, Inc.	The Shaw Group Inc.
Fastenal Company	Tutor Perini Corporation
Foster Wheeler AG (formerly Foster Wheeler Ltd.)	WESCO International, Inc.
Granite Construction Incorporated	W.W. Grainger, Inc.

In December 2010, PM&P conducted the annual review of the peer group and recommended to the Compensation Committee that the Company’s peer group be changed to better reflect the Company’s operating margins and enterprise value. PM&P’s recommendation resulted in a reduced emphasis on construction and engineering firms and a greater focus on companies with a similar operating model to the Company. The Compensation Committee adopted PM&P’s recommendations and for 2011 the following companies will comprise the peer group used to evaluate the total compensation package of the chief executive officer and the chief financial officer (new additions to the peer group are in bold):

Avis Budget Group, Inc.	Harsco Corporation
Aircastle Limited.	Quanta Services, Inc.
Applied Industrial Technologies, Inc.	Rent-A-Center, Inc.
Fastenal Company	RSC Holdings Inc.
Foster Wheeler AG (formerly Foster Wheeler Ltd.)	Ryder System, Inc.
GATX Corporation	W.W. Grainger, Inc.

The following companies were removed from the peer group based on the criteria adopted by the Compensation Committee: Shaw Group, Inc.; AECOM Technology Corporation; EMCOR Group, Inc.; WESCO International, Inc.; Tutor Perini Corporation; Bluelinx Holdings Inc.; Granite Construction Incorporated.; and Rush Enterprises, Inc. The new peer group did not have any impact on compensation paid for 2010.

For other named executive officers, the Company utilized general industry executive compensation benchmarking data from Towers Watson’s compensation data bank, adjusted for better comparability to the Company’s most recent fiscal year-end revenue levels through a regression analysis (a commonly accepted statistical method for rendering companies of different sizes more comparable) since compensation information for a sufficient number of comparable executive positions in the peer group was not publicly available. For benchmarking in 2010, the sample from Towers Watson’s compensation data bank consisted of 428 representative non-energy, non-financial services companies and in 2011, it consisted of 424 general industry companies.

In February 2010, Towers Watson reviewed the compensation of the Company’s named executive officers compared to competitive benchmarks. Based on this review, the current level of total target compensation for the named executive officers covered in the review (including base salary, annual incentives and long-term incentives) ranged from 18% below to 23% above the projected competitive 50th percentile of the comparison group for 2010. Towers Watson advised the Compensation Committee that the current level of total target compensation for the named executive officers covered in the review is generally within a reasonable range of competitive norms, and the Compensation Committee considered these findings when determining base salaries, target incentives and long-term incentive grants for 2010.

In February 2011, the Compensation Committee’s new independent compensation consultant, PM&P, once again reviewed the compensation of the Company’s named executive officers compared to the competitive benchmarks described above. Based on this review, the current level of total target compensation for the named executive officers covered in the review (including base salary, annual incentives and long-term incentives) is positioned between the competitive 50th percentile and the 75th percentile of the comparison group for 2011, except for Mr. Flannery whose current level of total target compensation covered in the review was less than the competitive 25th percentile of the comparison group for 2011. PM&P advised the Compensation Committee that the current level of total target compensation for the named executive officers covered in the review, other than Mr. Flannery, was generally within a reasonable range of competitive norms, and the Compensation Committee considered these findings when determining base salaries, target incentives and long-term incentive grants for 2011.

Our Executive Compensation Components

The principal components of compensation for the Company’s named executive officers in 2010 were:

•	base salary;

•	performance-based compensation, composed of:

–	annual performance-based cash incentives;

–	equity compensation; and

–	long-term cash compensation;

•	severance and change in control benefits;

•	retirement benefits; and

•	perquisites and other personal benefits.

We believe that the use of relatively few straightforward compensation components promotes the effectiveness and transparency of our executive compensation program.

Base Salary

The Company provides its named executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries provide stable compensation to executives, allow us to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which executives may be rewarded for individual performance.

The base salary levels of continuing executives are reviewed annually. The Compensation Committee’s outside compensation consultant recommends a salary for the chief executive officer, and the chief executive officer, in consultation with the vice president human resources and chief financial officer, recommends a salary for the other named executive officers. In considering whether to adopt these suggestions, the Compensation Committee considers the Company’s performance; the executive’s individual performance; the executive’s experience, career potential and length of tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; the salary levels of similarly situated officers at peer group companies or, if applicable, based on the adjusted general industry executive compensation benchmarking data from Towers Watson’s compensation data bank, as collected and presented by the consultant; and the salary levels of the Company’s other officers.

When an executive is initially hired, the Compensation Committee considers the same factors, as well as the executive’s salary in his or her previous employment and the compensation of other Company executives with similar responsibilities.

During the first quarter of each year, based on this process and a review conducted by the Compensation Committee’s independent advisor of the compensation of the named executive officers, the Compensation Committee considers merit increases to the base salaries of the Company’s named executive officers. In March 2010, the Compensation Committee determined, consistent with senior management’s recommendation, not to increase any base salaries in 2010 for any of its named executive officers. This decision reflected the uncertain economic environment and the Company’s continued focus on controlling its costs.

At the beginning of 2009, Mr. Kneeland suggested (and the Compensation Committee agreed to) a reduction of his annual base salary by 20% to $600,000 for 2009 (although this reduction did not affect ancillary benefits, such as incentive targets and severance pay, which, to the extent any had become applicable in 2009, would have been based on an annual base salary of $750,000).

Mr. Kneeland believed this reduction was an important leadership step to take, given the cutbacks and other sacrifices being asked of the Company’s other employees. On January 1, 2010, Mr. Kneeland’s annual base salary reverted back to its previous annual rate of $750,000, consistent with the Compensation Committee’s actions in 2009.

In March 2011, the Compensation Committee again considered merit increases to the base salaries of the Company’s named executive officers and decided that increases were appropriate. Accordingly, effective April 1, 2011, Mr. Kneeland’s base salary will increase from $750,000 to $800,000, Mr. Plummer’s base salary will increase from $475,000 to $490,000, Mr. Flannery’s base salary will increase from $375,000 to $425,000, Mr. Gottsegen’s base salary will increase from $350,000 to $360,500 and Mr. Dixon’s base salary will increase from $300,000 to $310,500. These increases represent an approximate 3% increase in base salary, except that Messrs. Kneeland’s and Flannery’s increases were greater than 3% and reflect an increase determined to make their base salaries more competitive with peer group companies or the adjusted general industry executive compensation benchmarking data from Towers Watson’s compensation data bank and, in the case of Mr. Flannery, reflects his expanded role and responsibilities for the Company.

Performance-Based Compensation

Performance-based compensation primarily serves two functions. First, it creates an incentive to focus on and achieve the objectives we identify as significant. Historically, the performance metrics have varied depending on the individual executive’s functions in the Company. The Compensation Committee works with its compensation consultant and with senior management, including the named executive officers, to identify the specific areas to be addressed by performance metrics and decide on appropriate targets.

Second, performance-based compensation provides a mechanism by which named executive officers’ compensation fluctuates with the performance of the Company, thus helping to align named executive officers’ interests with those of stockholders. This is accomplished with comprehensive performance metrics, such as earnings before interest, taxes, depreciation and amortization as adjusted in the manner set forth on Appendix A (“Adjusted EBITDA”), Adjusted EBITDA as a percentage of revenue (“Adjusted EBITDA Margin”), free cash flow and reduction in selling, general and administrative (“SG&A”) expense, which focus more on the Company’s profitability or cash flows than the achievement of a specific goal. In addition, performance-based awards that are equity-based fluctuate in value with the stock price, directly aligning executives’ interests with those of stockholders. Each year, the Compensation Committee identifies and considers a wide range of measures for Company performance and, as appropriate, also considers measures tied to individual performance or stockholder return. With the assistance of its advisors, the Compensation Committee then selects the measures it believes most closely align with the Company’s business and/or financial objectives (or other measures of performance, if applicable), or are otherwise most likely to support those objectives, and defines specific performance goals based on those metrics.

For 2010, the Company’s performance compensation program for named executive officers was comprised of three components: (i) an annual cash incentive; (ii) RSUs that vest based on continued employment with the Company; and (iii) stock options that reward executives for improvement in the Company’s stock price. Performance-based awards typically are granted simultaneously to all employees in connection with a Compensation Committee meeting held in March of each year. The date of the meeting is set several months in advance, which usually occurs after the announcement of the Company’s results for the previous fiscal year and before the end of the first fiscal quarter.

Annual Performance-Based Cash Incentives

The Company currently maintains two annual cash incentive plans for our named executive officers. For 2010, Messrs. Kneeland and Plummer were participants in our 2010 Annual Incentive

Compensation Plan (the “Executive Plan”), and Messrs. Flannery, Gottsegen and Dixon were participants in our corporate incentive program (the “Corporate Incentive Plan”). Both plans operate on the same incentive platform, with identical funding and payout ranges. The only difference between the plans is that, for Messrs. Kneeland and Plummer, the incentive measures and goals which determine the bonus payout are formulaic in nature, intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m). For Messrs. Flannery, Gottsegen and Dixon, bonus payout determination is based upon an assessment of performance against pre-determined goals and objectives that may include formula-based goals, but is not limited to them. The following is a description of the incentive funding and allocation design, followed by details on the operation of, and results under, the two incentive plans.

Incentive Funding.  In 2010, the Compensation Committee formalized a new approach for funding the annual cash incentive for its named executive officers. In recognition of the cyclical nature of the equipment rental business, it is critical that the named executive officers remain focused on maximizing value throughout the business cycle. The Company makes significant investments in fixed assets, such as equipment and real estate, and believes that a focus on earning more than its cost of capital is critical and paramount to its stockholders. To measure the efficient use of the Company’s assets and to align our executive bonus program with stockholders’ interests, the Company utilizes an internal metric called EBITDA after Charge (“EAC”), which measures the amount of earnings after applying a capital charge against a business unit’s controllable assets. Rather than funding the annual cash incentive program based upon the Company’s achievement of performance metrics relative to an annual budget goal as it did in prior years, in 2010, the funding of the named executive officers’ incentive program was tied to the incentive pools generated from EAC and EAC year-over-year improvement (“EAC Improvement”) by the Company’s branch locations, provided that certain pre-determined threshold levels of Adjusted EBITDA and Adjusted EBITDA Margin performance were achieved. As a result, the amount of incentive funding was dependent upon the creation of economic value in a given performance year. This incentive funding approach is completely aligned with the funding of annual incentive bonuses for the balance of the bonus-eligible employees at the Company.

For 2010, the minimum threshold levels established for Adjusted EBITDA and Adjusted EBITDA Margin were $438 million and 21.4%, respectively, and we achieved actual Adjusted EBITDA of $691 million and actual Adjusted EBITDA Margin of 30.9% for such period. Based on the EAC and EAC Improvement by the Company’s branch locations in 2010, the funding of the annual cash incentive amounts for each named executive officer was set at 50% of each executive’s applicable bonus target, subject to adjustment up or down based on the achievement of the specific performance metrics assigned to each named executive officer, as described below.

Incentive Allocation.  Once the initial level of incentive funding is determined based on the achievement of EAC and EAC Improvement, as described above, the Compensation Committee adjusts the individual named executive officer’s funding level (either up or down between 80% and 120% of the funded amount determined by the EAC and EAC Improvement formula) based on the attainment of performance metrics.

The performance metrics selected for 2010 for both of Messrs. Kneeland and Plummer related to specific objective Company performance metrics, and the Company criteria themselves were ones highly correlated to enhancing stockholder value: Adjusted EBITDA (30%); Adjusted EBITDA Margin (20%); free cash flow (20%); and reduction in SG&A expense (10%). In addition, given the role of management in numerous key initiatives underway at the Company, the Compensation Committee also established discretionary performance objectives tied to: rental revenue growth in the Company’s key accounts; our customer-focused branch operations scorecard (“CFBO Scorecard”); safety performance; and the recruitment of diverse employees to key sales and management positions. While the discretionary performance objectives are weighted 20% in the aggregate, none of the discretionary performance objectives were individually weighted.

In setting the performance goals for each of the performance metrics, the Compensation Committee believed that correlating them to the board-approved internal operating plan was appropriate as an alignment of Messrs. Kneeland and Plummer and stockholder interests. If the internal operating plan was achieved for each of these metrics, the funding level determined by the branch EAC and EAC Improvement formula would remain unchanged (i.e., the amount paid would be 100% of the funding determined by the branch EAC and EAC Improvement formula, or 50% of each executive’s applicable bonus target for 2010). If the internal operating plan was exceeded, then increased incentives would be paid (i.e., the amount paid would be 120% of the funding determined by the branch EAC and EAC Improvement formula if the maximum goal was achieved, or 60% of each executive’s applicable bonus target for 2010). If the internal operating plan was not achieved, reduced incentives would be paid (i.e., the amount paid would be 80% of the funding determined by the branch EAC and EAC Improvement formula if the threshold goal was achieved, or 40% of each executive’s applicable bonus target for 2010). And, finally, if certain thresholds below the internal operating plan were not achieved, then no incentives would be paid (i.e., no payment would be made if the threshold goal was not achieved). At the time they are set, achievement of the performance goals established by the Compensation Committee is substantially uncertain. The threshold-level goals can be characterized as “stretch but attainable” goals, meaning that, based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that the threshold level of performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

The performance metrics selected for 2010 for Messrs. Flannery, Gottsegen and Dixon included the same objective performance metrics selected for Messrs. Kneeland and Plummer and also included additional goals within their areas of responsibility, none of which are dispositive or individually weighted. For Mr. Flannery, our Senior Vice President—Operations, these additional goals were tied to: safety performance; rental revenue; Adjusted EBITDA; sales of used equipment; SG&A reduction; and reduction in voluntary employee turnover. For Mr. Gottsegen, our Senior Vice President, General Counsel and Corporate Secretary, these additional goals were tied to: coordination of board activities; corporate governance matters; reduction in legal SG&A; completing more of the Company’s legal work in-house; and securities and other regulatory filings. For Mr. Dixon, our Vice President—Sales & Marketing, these additional goals were tied to: key account rental revenue growth; industrial rental revenues; and reactivated dormant accounts. Consequently, the specific performance goals and the extent to which they were achieved differ for each of Messrs. Flannery, Gottsegen and Dixon.

2010 Annual Incentive Compensation Plan Targets and Results for Messrs. Kneeland and Plummer.  In 2010, the Company maintained the Executive Plan to provide annual cash compensation to its executives upon the achievement of pre-established performance goals in compliance with Internal Revenue Code Section 162(m).

The Executive Plan permits awards up to $5 million per year. For 2010, awards under the Executive Plan were designed so that achievement of Adjusted EBITDA targets (0.2% for Mr. Kneeland and 0.1% for Mr. Plummer) would, subject to the $5 million limit, establish the maximum award level for each of Messrs. Kneeland and Plummer, with actual award levels determined by achievement of performance goals described above. In 2010, the Compensation Committee established a target incentive for Mr. Kneeland of 125% of base salary and limited his maximum award benefit to 150% of base salary, which was consistent with the incentive targets specified in his employment agreement. The Compensation Committee also established a target incentive of 80% of base salary for Mr. Plummer and provided for a maximum award benefit of 125% of base salary, which was consistent with the incentive targets specified in his employment agreement.

In 2010, the Company achieved results at the high end of its performance goals. Three of the four objective performance metrics set for 2010 were achieved at or above the maximum level of performance, such that the bonus funding level for each performance goal was increased by approximately 120% of the funded amount determined by the EAC and EAC Improvement formula. The fourth metric, Adjusted EBITDA Margin, was between target and maximum, such that the funded bonus amount was determined by interpolation. The table below summarizes the threshold, target and maximum level performance goals established by the Compensation Committee for 2010 and the actual performance of the Company in 2010.

	Weighting of
Performance	Performance
Metric	Metric	2010 Performance Goals
			Operating Plan
			(Board		2010 Actual
		Threshold	Approved)	Maximum	Results

Adjusted EBITDA	30%	$438 million	$548 million	$658 million	$691 million
Adjusted EBITDA Margin	20%	21.4%	26.7%	32%	30.9%
Free Cash Flow	20%	$146 million	$182 million	$218 million	$227 million
SG&A Expense Reduction	10%	$26 million	$32 million	$38 million	$41 million
Discretionary Component	20%	—	—	—	—

As discussed above, based on the EAC and EAC Improvement by the Company’s branch locations in 2010, the funding of the annual cash incentive amounts for each named executive officer was set at 50% of each executive’s applicable bonus target, subject to adjustment up or down between 80% and 120% of the funded amount based on the achievement of the specific performance metrics assigned to each named executive officer, as described above. In determining the amount of bonuses to pay for 2010, the Compensation Committee determined to pay Mr. Kneeland a bonus of $558,608 (which represents 119% of the funded amount) and to pay Mr. Plummer a bonus of $218,823 (which represents 115% of the funded amount).

2010 Corporate Incentive Plan Targets and Results for Messrs. Flannery, Gottsegen and Dixon.  In 2010, the Compensation Committee established a target incentive for Mr. Flannery of 90% of base salary and a target incentive for each of Messrs. Gottsegen and Dixon of 80%, which was consistent with the incentive targets specified in each of their employment agreements. As discussed above, based on the EAC and EAC Improvement by the Company’s branch locations in 2010, the funding of the annual cash incentive amounts for each named executive officer was set at 50% of each executive’s applicable bonus target, subject to adjustment up or down between 80% and 120% of the funded amount based on the achievement of the specific performance metrics assigned to each named executive officer, as described above. In determining the amount of bonuses to pay for 2010, the Compensation Committee determined to pay Mr. Flannery a bonus of $190,000 (which represents 115.5% of the funded amount) and to pay Messrs. Gottsegen and Dixon bonuses of $140,000 and $120,000, respectively (which represents 100% of the funded amount).

Equity Compensation

The Compensation Committee believes that equity compensation is an important component of performance-based compensation in its ability to directly align the interests of the named executive officers with those of stockholders. The Compensation Committee recognizes that different types of equity compensation afford different benefits to the Company and the recipients. In the past, the Company utilized stock options and restricted shares as the primary equity compensation vehicles for named executive officers. Beginning in 2006 and continuing through 2008, the Company utilized RSUs, both RSUs that vested based on achievement of certain performance goals (“performance-vested” awards) and RSUs that vested based simply on continued employment (“time-vested” awards), as the primary means of equity compensation. As noted above and described below, for

2009 and 2010, the Compensation Committee decided to use stock options as the performance-based component of long-term equity incentive compensation, in conjunction with time-vested RSUs. This move away from granting performance-based RSUs is in large part due to the continued difficulty of forecasting long-term performance in the current economic environment. And, as noted above, in 2011, the Compensation Committee returned to granting performance-based RSUs due to a belief that the current economic environment will once again allow for forecasting long-term performance in the context of a compensation program, while at the same time retaining stock options as a component of the equity compensation program.

Stock-settled RSUs are “full value grants,” meaning that, upon vesting, the recipient is awarded the full share. As a result, while the value executives realize in connection with an award of RSUs does depend on our stock price, time-vested RSUs generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based RSUs that do not vest unless the performance level is achieved). As a result, time-vested RSUs help to secure and retain executives and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases. In contrast, stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Accordingly, stock options may end up having no value if, subsequent to the date of grant, the Company’s common stock price declines below the exercise price and does not recover before the expiration of the stock option. Furthermore, if the stock price does increase relative to the exercise price, the vesting period helps to retain executives. Because the expense to the Company is less for each stock option than for each RSU, the Compensation Committee can award an executive significantly more stock options than RSUs when attempting to provide a specified value—which means that stock options potentially provide more upside potential and, therefore, greater incentive to increase stockholder value through an appreciated share price. Historically, neither the Company’s RSUs nor its stock options earned any dividend equivalents.

In determining the size of each equity award granted, the Compensation Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to time-vested RSUs as opposed to performance-vested RSUs and stock options, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, the compensation such executive received from his or her prior employer. In terms of the actual allocation between time-vested RSUs as opposed to stock options, we allocate 60% of the total equity awards to stock options because, as discussed above, we believe stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Once the dollar value of the size of the equity award had been determined (using the factors described above), the actual number of RSUs to be granted would be calculated by dividing the dollar value of the proposed award by the share price of the Company’s stock on the equity award grant date and, for options, by dividing the dollar value of the proposed award by the binomial value of the Company’s stock on the grant date.

2010 Time-Vested RSU Grants.  In 2010, the Compensation Committee awarded time-vested RSUs to each named executive officer. In determining the size and terms of the RSU grants, the Compensation Committee reviewed benchmark data on competitive long-term incentive values, existing equity awards and vesting schedules. As a result, the Compensation Committee awarded Mr. Kneeland 47,160 RSUs, Mr. Plummer 35,000 RSUs, Mr. Flannery 25,000 RSUs, Mr. Gottsegen 15,000 RSUs, and Mr. Dixon 10,000 RSUs (each with vesting for one-third of the shares on each anniversary of the grant date, with full vesting occurring after three years).

2010 Stock Option Grants.  Recognizing that the accuracy of longer-term forecasts necessary for long-term cash incentives or performance-based equity incentives remained challenging in the economic environment at the beginning of 2010, the Compensation Committee decided to grant stock options in 2010 as the Company’s performance-based long-term incentive awards. As a result, the

Compensation Committee awarded Mr. Kneeland 104,431 options, Mr. Plummer 85,000 options, Mr. Flannery 67,000 options, Mr. Gottsegen 40,000 options, and Mr. Dixon 30,000 options (each with vesting for one-third of the shares on each anniversary of the grant date, with full vesting occurring after three years). The size and terms of the stock option awards were determined by the Compensation Committee based on a review of benchmark data on competitive long-term incentive values and existing equity awards.

2011 Performance-Based RSU Introduction.  In 2011, the Compensation Committee decided to re-introduce performance-based RSUs to the mix of award vehicles. The decision to introduce performance-based RSUs reflects the Company’s view that, in 2011, the economic environment will permit greater accuracy in building forecast models that can be reliably used for compensation purposes. Further, performance-based RSUs enable the Compensation Committee to focus the named executive officers on the achievement of specific operating metrics that align with the creation of stockholder value. However, the Compensation Committee believes that, for certain named executive officers, a percentage of the long-term incentive grants should remain in the form of stock options, as they create strong accountability to stockholders and provide a consistent performance-based equity grant vehicle over the business cycle.

Long-Term Performance-Based Cash Incentives

In 2008, the Compensation Committee engaged Towers Perrin to assist in redesigning its long-term cash incentive plan for non-executive employees. The Compensation Committee ultimately decided to adopt the performance measures in the new plan for purposes of establishing the performance goals for its 2008 grants of performance-based long-term incentive units (“Units”) to its executives because it felt that it was desirable to have the Company’s executives strive for and focus on achieving performance goals more directly comparable to the goals asked of non-executive employees. Messrs. Kneeland and Flannery are the only current named executive officers who received a grant of Units, reflecting the fact that none of Messrs. Plummer, Gottsegen, or Dixon had been hired until after such grants had been made and did not receive formal grants. For 2008, the grants of Units replaced awards of performance-based RSUs.

In considering the grants of Units for 2008, the Compensation Committee, as it had with setting 2008 goals under the Executive Plan, desired to align executive incentives more precisely with objective Company performance criteria and, more specifically, with the Company-wide performance objective of achieving profitable, long-term Adjusted EBITDA growth. As a result, the Units have two performance goals, focused on Adjusted EBITDA growth and margin and measured solely at the end of the three-year performance period (December 31, 2010). Depending upon the extent to which the performance goal is achieved or surpassed, the Units will achieve a cash-settled formulaic per-unit value. The Compensation Committee believed that these features were appropriate to re-align our long-term incentive grants with the Company’s revised 2008 strategic plan.

Accordingly, the Units, which were eligible to vest on December 31, 2010, had a per-unit value that would have been based primarily upon the extent to which the Company achieves or surpasses a target level of $3.648 billion in cumulative Adjusted EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The per-unit value is then further adjusted depending upon whether average Adjusted EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive).

Based on the Company’s performance in 2008, 2009 and 2010, the performance thresholds for the vesting of Units were not met. As a result, Messrs. Kneeland and Flannery forfeited all Units awarded to them under this plan on December 31, 2010.

Severance and Change in Control Benefits

The Compensation Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives, which is a fundamental objective of our executive compensation program. Accordingly, the employment agreements with the named executive officers generally provide for varying levels of severance in the event that the Company terminates the executive without “cause” or the executive terminates for “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Mr. Kneeland would receive 450% of his base salary paid over a two-year period. Mr. Plummer would receive 180% of his base salary paid over one year. Mr. Flannery would receive 380% of his base salary paid over a two-year period. Mr. Gottsegen would receive 160% of his base salary paid over one year. Mr. Dixon would receive a severance payment equal to 100% of his base salary paid over one year plus the pro-rata portion of his target annual cash bonus.

In addition, the Company’s time-vested RSU grants to Messrs. Kneeland, Plummer and Flannery in 2008 and to Mr. Gottsegen in 2009, as well as the 2009 awards of stock options granted to Messrs. Kneeland, Plummer and Gottsegen, provide that, if the Company terminates the executive without “cause” or the executive terminates for “good reason,” a pro-rata portion of such RSUs or stock options scheduled to vest during the year of termination will vest on the date of termination. The Company’s time-vested RSU and stock option grants to each of the named executive officers in 2010 and to Messrs. Flannery and Dixon in 2009, provide that, if the Company terminates the executive without “cause,” all unvested RSUs or stock options will be cancelled, unless such termination occurs within twelve months following a change in control, in which case all such unvested RSUs and stock options will immediately vest.

The Company also typically provides its executives with COBRA continuation coverage for a period coterminous with the duration of their severance benefit, although variations exist.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity awards are important tools for aligning executives’ interests in change in control scenarios with those of stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, 2009 and 2010 RSU and stock option awards to the named executive officers include the following provisions:

•	if the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full upon the change in control; and

•	if the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full if there is a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control.

A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.”

Older time-based RSU grants for executives generally include comparable, if not substantially identical, vesting provisions although some awards had full vesting solely upon the occurrence of a change in control. While we believe that the Company’s severance and change in control benefits are in line with the most prevalent practices of comparably-sized companies, we believe that the current requirement of a “double trigger” for full vesting of time-based RSUs, which is less common, is more appropriate in the current economic environment.

The existence of arrangements providing for severance and change in control benefits did not affect decisions that the Compensation Committee made regarding other compensation elements.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that, if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our named executive officers’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Retirement Benefits

The Compensation Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $500 for 2010) based on an employee’s contributions.

The Company affords the named executive officers an opportunity to defer a portion of their compensation in excess of the amounts that are legally permitted to be deferred under the Company’s 401(k) plan and to defer the receipt of the shares of the Company’s common stock that ordinarily would be received upon the vesting of RSUs. Any deferred compensation is credited with earnings based on the investment performance of investments selected by the executive. No such earnings would be considered above market or preferential. The deferred RSUs are not credited with earnings, but changes in the value of our common stock similarly change the value of the deferred RSUs. The deferred compensation, which may be of significant benefit to the executives and entails a minimal administrative expense for the Company, is a common benefit provided to senior executives of similarly situated companies. Consequently, the Compensation Committee believes that it is appropriate to provide such deferred compensation.

Perquisites and Other Personal Benefits

We also maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees.

The Company does not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our named executive officers. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles.

Other Programs, Policies and Considerations

Recoupment Policy

Beginning with Mr. Kneeland’s new employment agreement entered into in August 2008, and continuing with Mr. Plummer’s December 2008 employment agreement, Mr. Gottsegen’s February 2009 employment agreement, and Mr. Flannery’s 2010 employment agreement, the Compensation Committee has included “clawback” provisions in its agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory restatements” (as defined in the applicable employment agreement) that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. More generally, for all 2009 and 2010 RSU and stock option awards, including RSUs with time-based vesting, the award forms now include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, which are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Stock Ownership Guidelines

The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. Moreover, a meaningful direct ownership stake by our officers demonstrates to our investors a strong commitment to the Company’s success. Accordingly, in February 2010, the Compensation Committee adopted stock ownership guidelines for our named executive officers and approximately 30 other officers with a title of vice president and above. Under the stock ownership guidelines, the Company’s chief executive officer is required to hold five times his base salary in the Company’s common stock, the chief financial officer is required to hold three times his base salary in the Company’s common stock, and all other officers are required to hold one times their base salary in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the executive; shares that are beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. The named executive officers and the other officers are required to be in compliance with such guidelines within five years of their effective date in February 2010. Each of the named executive officers had satisfied the stock ownership guidelines when their holdings were measured as of January 2011.

No Hedging Policy

In addition, to further align our executives with the interests of the Company’s stockholders, the Company’s insider trading policy and the 2010 Long Term Incentive Plan prohibit transactions designed to limit or eliminate economic risks to our executives from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock.

Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m)) is deductible. The Compensation Committee considers these requirements when designing compensation programs for named executive officers. Although the Company has plans that permit the award of deductible compensation under Internal Revenue Code Section 162(m), the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs (including annual performance-based cash incentives, long-term performance-based cash incentives, stock options and performance-based RSUs) are designed to qualify for deductibility under Internal Revenue Code Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

New employment or similar agreements and employee benefit plans are prepared with the assistance of outside counsel and will be designed to comply with Section 409A and the applicable regulations, a tax law that governs “nonqualified deferred compensation.” Existing employment agreements and employee benefit plans were amended to comply with Section 409A statutory deadlines imposed in 2008 and 2010.

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense relating to share-based payments (including stock options and other forms of equity compensation). ASC 718 is taken into account by the Compensation Committee in determining which types of equity awards should be granted.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Singleton B. McAllister, Chairman
José Alvarez
Bobby J. Griffin
L. Keith Wimbush

Compensation Risks

The Company’s management reviews the Company’s compensation policies and practices to ensure they appropriately balance short and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program and the long-term cash incentive plans that cover all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review, we concluded that our compensation program does not encourage excessive-risk taking for the following reasons:

•	Our programs appropriately balance short- and long-term incentives, with approximately 40% of total target compensation for the named executive officers provided in equity and focused on long-term performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term results and we believe that the significant use of long-term incentives for executives provides a safeguard against excessive short-term risk-taking.

•	Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•	All incentive plans concerning senior management and our employees include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of the Company’s incentive plans are based solely on signings or revenue targets, which mitigates the risk of employees focusing exclusively on the short-term.

•	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual compensation payments. Prudent risk management is one of the qualitative factors that are taken into account in making compensation decisions.

•	Our stock ownership guidelines require that senior management holds a significant amount of the Company’s common stock to further align their interests with stockholders over the long term by having a portion of their personal investment portfolio consist of Company stock and we expect this component to be a risk mitigator on a prospective basis. In addition, we prohibit transactions designed to limit or eliminate economic risks to our executives of owning the Company’s common stock, such as options, puts and calls, so our executives cannot insulate themselves from the effects of poor stock price performance.

•	The Company’s RSU and stock option award agreements have a policy providing for the “clawback” of payments under such awards in the event that an officer’s conduct leads to certain mandatory restatements of the Company’s financial results that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. In addition, since 2009, the Company’s equity awards have included an “injurious conduct” provision that requires the forfeiture of the award or, to the extent the reward has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized.

We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

							Non Equity
					Stock	Option	Incentive Plan	All Other
Name and		Salary		Bonus	Awards(1)(2)	Awards(1)(2)	Compensation(3)	Compensation(4)	Total
Principal Position	Year	($)		($)	($)	($)	($)	($)	($)

Michael Kneeland	2010	750,000	(5)	—	392,135	458,452	558,608	500	2,159,695
President and	2009	601,731		—	—	304,000	202,500	500	1,108,731
Chief Executive Officer	2008	602,993		—	1,486,400	—	105,861	2,000	2,197,254
William Plummer	2010	475,000	(6)	—	291,025	373,150	218,823	500	1,358,498
Executive Vice President and	2009	475,000		—	—	190,000	82,080	500	747,580
Chief Financial Officer	2008	36,538		—	285,800	—	—	—	322,338
Matthew Flannery	2010	364,808	(8)	—	207,875	294,130	190,000	500	1,057,313
Senior Vice President—Operations(7)
Jonathan Gottsegen	2010	350,000		—	124,725	175,600	140,000	195,807	986,132
Senior Vice President, General	2009	300,192		86,000	57,375	76,000	—	139,232	658,799
Counsel & Corporate Secretary
Joseph Dixon	2010	300,000	(9)	—	83,150	131,700	120,000	129,922	764,772
Vice President—Sales	2009	300,000		40,000	33,750	66,500	—	37,822	478,072

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)	The weighted average fair value of options granted in 2010 was $4.39. The grant date fair value is estimated using an option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Under this model for options granted in 2010, we used a risk-free interest rate average of 2.87%, a volatility factor for the market price of our common stock of 57% and a weighted-average expected life of options of approximately six years.

(3)	Represents the amount earned under the Executive Plan or the Company’s corporate incentive program, as the case may be, with respect to the applicable fiscal year.

(4)	As part of our compensation program, we provide our executives with certain perquisites and personal benefits. In 2010, (i) Mr. Gottsegen received benefits in an aggregate amount of $195,307 in connection with his relocation (which includes $12,627 of reimbursement of taxes owed with respect to the relocation benefits) and (ii) Mr. Dixon received benefits in an aggregate amount of $129,422 in connection with his relocation (which includes $4,322 of reimbursement of taxes owed with respect to the relocation benefits). In accordance with SEC regulations, perquisites and personal benefits have been omitted where the total annual value for a named executive officer is less than $10,000. This column also includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2010 was $500.

(5)	Mr. Kneeland’s annual base salary for 2010 was $750,000. In August 2008, Mr. Kneeland’s base salary was increased to $750,000 in connection with his promotion to Chief Executive Officer. Mr. Kneeland suggested and the Committee agreed to a reduction of his annual base salary by 20% to $600,000 for 2009. On January 1, 2010, Mr. Kneeland’s annual base salary reverted back to its previous annual rate of $750,000, consistent with the Committee’s actions in 2009.

(6)	Mr. Plummer elected to defer $88,540 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2010.”

(7)	Mr. Flannery was appointed to the position of Senior Vice President—Operations, on March 11, 2010.

(8)	Mr. Flannery’s annual base salary was $325,000 through March 11, 2010 and was raised to $375,000 in consideration of his increased responsibilities after that date.

(9)	Mr. Dixon elected to defer $15,000 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2010.”

Many of the components of the compensation for the named executive officers are based on their employment agreements with us. The following discussion explains the material terms of the employment agreements and also explains other compensation components not included in such agreements. The rights of the named executive officers to receive certain benefits upon termination of employment or a change in control of the Company are described below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Mr. Kneeland

Base Salary. Mr. Kneeland’s base salary in 2010 was $750,000.

2010 Annual Incentive Compensation Plan. Mr. Kneeland is eligible to participate in the plan each year and, in 2010, as required by his employment agreement, Mr. Kneeland’s target incentive was

125% of base salary and his maximum incentive was 150% of base salary. The maximum incentive established by the Committee was 0.2% of Adjusted EBITDA, subject to the limits included in Mr. Kneeland’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Kneeland’s incentive payment. Mr. Kneeland received his performance-based cash incentive for 2010 in the amount of $558,608.

Restricted Stock Units. The Committee granted Mr. Kneeland 47,160 time-vested RSUs on March 11, 2010. The terms of this grant are described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Stock Options. Mr. Kneeland was granted a stock option to purchase 104,431 shares of the Company’s common stock on March 11, 2010.

Mr. Plummer

Base Salary. Mr. Plummer’s annual base salary in 2010 was $475,000.

2010 Annual Incentive Compensation Plan. Mr. Plummer is eligible to participate in the plan each year and, in 2010, as required by his employment agreement, Mr. Plummer’s target incentive was 80% of base salary and his maximum incentive was 125% of base salary. The maximum incentive established by the Committee was 0.1% of Adjusted EBITDA, subject to limits included in Mr. Plummer’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Plummer’s incentive payment. Mr. Plummer received his performance-based cash incentive for 2010 in the amount of $218,823.

Restricted Stock Units. The Committee granted Mr. Plummer 35,000 time-vested RSUs on March 11, 2010. The terms of this grant are described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Stock Options. Mr. Plummer was granted a stock option to purchase 85,000 shares of the Company’s common stock on March 11, 2010.

Mr. Flannery

Base Salary. Mr. Flannery’s annual base salary in 2010 was increased to $375,000 from $325,000 in connection with his promotion to Senior Vice President—Operations.

Annual Cash Incentive. Mr. Flannery received a discretionary bonus payment of $190,000 for 2010. The calculation of this payment is described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Flannery 25,000 time-vested RSUs on March 11, 2010. The terms of this grant are described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. Flannery a stock option to purchase 67,000 shares of the Company’s common stock on March 11, 2010.

Mr. Gottsegen

Base Salary. Mr. Gottsegen’s annual base salary in 2010 was $350,000.

Annual Cash Incentive. Mr. Gottsegen received a discretionary bonus payment of $140,000 for 2010. The calculation of this payment is described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Gottsegen 15,000 time-vested RSUs on March 11, 2010. The terms of this grant are described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. Gottsegen a stock option to purchase 40,000 shares of the Company’s common stock on March 11, 2010.

Mr. Dixon

Base Salary. Mr. Dixon’s annual base salary in 2010 was $300,000.

Annual Cash Incentive. Mr. Dixon received a discretionary bonus payment of $120,000 for 2010. The calculation of this payment is described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Dixon 10,000 time-vested RSUs on March 11, 2010. The terms of this grant are described in “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Stock Options. The Committee granted to Mr. Dixon a stock option to purchase 30,000 shares of the Company’s common stock on March 11, 2010.

Benefits

The employment agreements of the named executive officers generally provide that they are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

Indemnification

We have entered into indemnification agreements with Messrs. Kneeland, Plummer, Gottsegen and Flannery. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Grants of Plan-Based Awards in 2010

The table below summarizes the equity and non-equity awards granted to the named executive officers in 2010.

								Closing
					All other	All other		Market
					Stock	Option		Price on	Grant
					Awards:	Awards:	Exercise	Grant Date	Date Fair
					Number of	Number of	or Base	of Option	Value of
		Estimated Future			Shares of	Securities	Price of	Awards,	Stock and
		Payouts Under			Stock	Underlying	Option	if	Option
	Grant	Non-Equity Incentive Plan			Units	Options	Awards	different	Awards
Name	Date	Awards			(#)	(#)	($/Sh)(1)	($)	($)(2)
		Threshold	Target	Maximum
		($)	($)	($)

Michael Kneeland	3/11/2010	—	—	—	—	104,431	8.315	8.47	458,452
	3/11/2010	—	—	—	47,160	—	—	—	392,135
		—	937,500	1,125,000	—	—	—	—	—
William Plummer	3/11/2010	—	—	—	—	85,000	8.315	8.47	373,150
	3/11/2010	—	—	—	35,000	—	—	—	291,025
		—	380,000	593,750	—	—	—	—	—
Matthew Flannery	3/11/2010	—	—	—	—	67,000	8.315	8.47	294,130
	3/11/2010	—	—	—	25,000	—	—	—	207,875
		—	328,994 (3)	—	—	—	—	—	—
Jonathan Gottsegen	3/11/2010	—	—	—	—	40,000	8.315	8.47	175,600
	3/11/2010	—	—	—	15,000	—	—	—	124,725
		—	280,000	—	—	—	—	—	—
Joseph Dixon	3/11/2010	—	—	—	—	30,000	8.315	8.47	131,700
	3/11/2010	—	—	—	10,000	—	—	—	83,150
		—	240,000	—	—	—	—	—	—

(1)	The exercise price of the stock option awards was determined by calculating the average of the high and low trading prices of the Company’s common stock on the grant date.

(2)	The amounts in this column represent the grant date fair value of stock and option awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. The weighted average fair value of options granted in 2010 was $4.39. The grant date fair value is estimated using an option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Under this model for options granted in 2010, we used a risk-free interest rate average of 2.87%, a volatility factor for the market price of our common stock of 57%, and a weighted-average expected life of options of approximately six years.

(3)	The target bonus for Mr. Flannery is 90% of his annual base salary, which was $325,000 through March 11, 2010 and $375,000 thereafter.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each named executive officer as of December 31, 2010. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information about equity awards, see “Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

	Option Awards				Stock Awards
						Market
					Number	Value of
	Number of	Number of			of Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised Options	Unexercised Options	Exercise	Option	Have Not	Have Not
	Exercisable	Unexercisable(1)	Price	Expiration	Vested	Vested(2)
Name	(#)	(#)	($)	Date	(#)	($)

Michael Kneeland	—	—	—	—	72,160 (3)	1,641,640
	53,334	106,666	3.375	3/12/2019	—	—
	—	104,431	8.315	3/10/2020	—	—
William Plummer	—	—	—	—	61,667 (4)	1,402,924
	33,334	66,666	3.375	3/12/2019	—	—
	—	85,000	8.315	3/10/2020	—	—
Matthew Flannery	—	—	—	—	57,000 (5)	1,296,750
	—	26,666	3.44	3/12/2019	—	—
	—	67,000	8.315	3/10/2020	—	—
Jonathan Gottsegen	—	—	—	—	26,333 (6)	599,075
	—	26,666	3.375	3/12/2019	—	—
	—	40,000	8.315	3/10/2020	—	—
Joseph Dixon	—	—	—	—	26,666 (7)	606,652
	—	23,333	3.375	3/12/2019	—	—
	—	30,000	8.315	3/10/2020	—	—

(1)	All options vest in three equal installments on each of the first three anniversaries of the grant date.

(2)	Amounts in this column reflect a closing price per share of the Company’s common stock of $22.75 on December 31, 2010.

(3)	Represents (i) 47,160 unvested RSUs remaining from a grant on March 11, 2010 of which 15,720 vested on March 11, 2011 and 15,720 will vest on March 11 of each of 2012 and 2013 and (ii) 25,000 unvested RSUs remaining from a grant of 80,000 RSUs on March 2008, of which 30,000 vested on March 10, 2009 and 25,000 vested on March 10 of each of 2010 and 2011.

(4)	Represents (i) 35,000 unvested RSUs remaining from a grant on March 11, 2010 of which 11,667 vested on March 11, 2011 and 11,666 will vest on March 11 of each of 2012 and 2013 and (ii) 26,667 unvested RSUs remaining from a grant of 40,000 RSUs on December 1, 2008, of which 13,333 vested on December 1, 2009 and 26,667 will vest on December 1, 2011.

(5)	Represents (i) 25,000 unvested RSUs remaining from a grant on March 11, 2010 of which 8,334 vested on March 11, 2011 and 8,333 will vest on March 11 of each of 2012 and 2013, (ii) 6,666 unvested RSUs remaining from a grant of 10,000 RSUs on March 13, 2009, of which 3,334 vested on March 13, 2010, 3,333 vested on March 13, 2011 and 3,333 will vest on March 13, 2012, (iii) 16,000 unvested RSUs awarded on April 1, 2008 scheduled to vest on April 1, 2011 and (iv) 9,334 unvested RSUs remaining from a grant of 14,000 RSUs on February 4, 2008, of which 4,666 vested on February 4, 2009 and 9,334 vested on February 4, 2011.

(6)	Represents (i) 15,000 unvested RSUs remaining from a grant on March 11, 2010 of which 5,000 vested on March 11, 2011 and 5,000 will vest on March 11 of each of 2012 and 2013 and (ii) 11,333 unvested RSUs remaining from a grant of 17,000 RSUs on March 13, 2009, of which 5,667 vested on March 13, 2010, 5,666 vested on March 13, 2011 and 5,666 will vest on March 13, 2012.

(7)	Represents (i) 10,000 unvested RSUs remaining from a grant on March 11, 2010 of which 3,334 vested on March 11, 2011 and 3,333 will vest on March 11 of each of 2012 and 2013, (ii) 6,666 unvested RSUs remaining from a grant of 10,000 RSUs on March 13, 2009, of which 3,334 vested on March 13, 2010, 3,333 vested on March 13, 2011 and 3,333 will vest on March 13, 2012 and (iii) 10,000 unvested RSUs awarded on May 1, 2008 scheduled to vest on May 1, 2011.

Option Exercises and Stock Vested in 2010

The table below summarizes, for each named executive officer, the number of shares acquired upon the exercise of stock options and the vesting of stock awards in 2010 (with the value realized, based on the closing price per share of our common stock on the date of exercise or vesting).

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Michael Kneeland	—	—	25,000	212,500
William Plummer	—	—	—	—
Matthew Flannery	13,334	267,613	3,334	28,072
Jonathan Gottsegen	13,334	65,003	5,667	47,716
Joseph Dixon	11,667	98,644	3,334	28,072

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2010

The deferrals reflected in the table below were made under the United Rentals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded plan and the participants in the plans are unsecured general creditors of the Company. The Company did not make any contributions to the Deferred Compensation Plan in 2010.

The Deferred Compensation Plan permits executives to defer all or part of the individual’s base salary, annual cash incentive award or restricted stock awards. Consistent with the plan and applicable Internal Revenue Service regulations, the individual selects the date that payment of the deferred amounts will begin and the payment schedule, which may be a lump sum or up to 15 annual installments. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan.

	Executive
	Contributions in	Aggregate Earnings	Aggregate	Aggregate Balance at
	Last Fiscal Year	in Last Fiscal Year(1)	Withdrawals/(Distributions)	Last Fiscal Year
Name	($)	($)	($)	($)

Michael Kneeland	—	3,309	—	55,731	(2)
William Plummer	88,540 (3)	25,294	—	228,404	(2)
Matthew Flannery	—	—	—	—
Jonathan Gottsegen	—	—	—	—
Joseph Dixon	15,000 (3)	1,781	—	16,781	(2)

(1)	The amount of earnings reported in this column are not included in the Summary Compensation Table for 2010 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Mr. Kneeland, Mr. Plummer and Mr. Dixon’s aggregate balances under the RSU Deferral Plan and the Deferred Compensation Plan at the end of 2010. No amount was previously reported as compensation for Mr. Kneeland or Mr. Dixon in the Summary Compensation Table in 2009 or, for Mr. Kneeland, in 2008. Mr. Plummer’s balance includes $95,000 disclosed in the “salary” column in the Summary Compensation Table for 2009.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2010.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2010, which the named executive officers would receive upon a termination of employment.

If the employment of any of the named executive officers is terminated by us without “cause” or by the executive (other than Mr. Dixon) for “good reason,” the executives would be entitled to the following benefits:

•	Cash severance:

•	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary, and would receive the payment over a two-year period.

•	Mr. Plummer would receive a severance payment equal to 180% of his annual base salary, and would receive the payment over a one-year period.

•	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary, and would receive the payment over a two-year period.

•	Mr. Gottsegen would receive a severance payment equal to 160% of his annual base salary, and would receive the payment over a one-year period.

•	Mr. Dixon would receive a severance payment at the rate of 1/26th of the executive’s annual base salary every two weeks for a period of 12 months and a pro-rata portion of his target annual cash bonus.

•	Each of Messrs. Kneeland, Plummer and Gottsegen would be entitled to pro-rata vesting of the next tranche of RSUs and stock options granted prior to 2010 that would have vested based on the executive’s continued employment with the Company.

•	Each of Messrs. Flannery and Dixon’s unvested RSUs and options would be cancelled, except, pursuant to their employment agreements, they would be entitled to pro-rata vesting of the next tranche of their 2008 RSUs (granted at the time of commencing of employment) that would have vested based on the executive’s continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the named executive officers is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•	Each of Messrs. Kneeland, Plummer, Gottsegen, Flannery and Dixon would receive pro-rata vesting of the next tranche of RSUs and stock options that would have vested based on the executive’s continued employment with the Company, except each of Mr. Flannery, with respect to his February 4, 2008, RSU grant, and Mr. Dixon, with respect to his June 9, 2008, RSU grant (each granted at the time that the respective executive commenced employment) would each receive complete vesting of RSUs that would have vested based on continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

The table below summarizes the compensation that the named executive officers would have received had they been terminated as of December 31, 2010.

	Termination by the Company
	without cause or by the executive
	for good reason(1)			Death or disability
	Cash severance, plus	Accelerated vesting of			Accelerated vesting of
	COBRA payments,	RSUs and stock			RSUs, Units and stock
Executive	if any ($)	options ($)(2)	Total ($)	COBRA payments ($)	options ($)(2)	Total ($)

Michael Kneeland	3,390,036 (3,375,000 paid over two years and 15,036 paid over 18 months)(3)	1,295,134 (value of acceleration of vesting of 20,343 RSUs and 42,959 stock options)	4,685,170	15,036	1,992,674 (value of acceleration of vesting of 33,092 RSUs and 71,189 stock options)	2,007,710
William Plummer	871,710 (paid over one year)(4)	941,845 (value of acceleration of vesting of 18,533 RSUs and 26,850 stock options)	1,813,555	16,710	1,488,778 (value of acceleration of vesting of 27,995 RSUs and 49,827 stock options)	1,505,488
Matthew Flannery	1,441,710 (paid over one year)(5)	536,559 (value of acceleration of vesting of 23,585 RSUs)	1,978,269	16,710	896,013 (value of acceleration of vesting of 18,777 RSUs and 28,852 stock options)	912,723
Jonathan Gottsegen	576,710 (paid over one year)(6)	311,919 (value of acceleration of vesting of 4,564 RSUs and 10,740 stock options)	888,629	16,710	560,255 (value of acceleration of vesting of 8,619 RSUs and 21,553 stock options)	576,965
Joseph Dixon	540,000 (paid over one year)(7)	—	540,000	—	649,231 (value of acceleration of vesting of 15,388 RSUs and 17,508 stock options)	649,231

(1)	Except in Mr. Dixon’s case, where such benefits apply only if his employment is terminated by the Company without cause.

(2)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $22.75 on December 31, 2010. The value of unvested stock options for which vesting is accelerated is calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options.

(3)	Representing the sum of (i) 450% of Mr. Kneeland’s annual base salary as of December 31, 2010 paid over two years, and (ii) $15,036, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to Mr. Kneeland.

(4)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2010 ($475,000) paid over one year, and (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(5)	Representing the sum of (i) 380% of Mr. Flannery’s annual base salary as of December 31, 2010 ($375,000) paid over two years and (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Flannery.

(6)	Representing the sum of (i) 160% of Mr. Gottsegen’s annual base salary as of December 31, 2010 ($350,000) paid over one year and (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen.

(7)	Representing Mr. Dixon’s annual base salary as of December 31, 2010 ($300,000) paid in bi-weekly installments over one year and his target annual cash bonus, estimated as equal to $240,000 target amount incentive payment he was eligible to receive in 2010.

For each of Messrs. Kneeland, Plummer, Flannery, Gottsegen, and Dixon, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties. For each of Messrs. Kneeland, Plummer, Flannery and Gottsegen, “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Greenwich, Connecticut.

The definitions summarized above vary in some respects among the named executive officers’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2010, which the named executive officers would receive upon a change in control.

Pursuant to the applicable award agreement, in the event of a change of control of the Company, Mr. Kneeland would receive vesting of RSUs granted prior to 2010 that would have vested based on continued employment with the Company.

In addition, if we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•	an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the Executive Plan, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for up to 18 months at no cost.

Pursuant to his award agreement, in the event of a change of control of the Company, Mr. Plummer would receive vesting of RSUs granted prior to 2010, that would have vested based on continued employment with the Company.

Pursuant to the applicable award agreement, each of Messrs. Flannery, Gottsegen, and Dixon would receive vesting of all RSUs and stock options and each of Messrs. Kneeland and Plummer would receive vesting of RSUs granted after 2009 and all stock options that would have vested based on continued employment with the Company:

•	if the change in control results in the Company ceasing to be publicly traded; or

•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the named executive officers would have received in the event of a change in control of the Company as of December 31, 2010. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

		Payments (in addition to payments in the first
		column) upon termination by the Company
		without cause or by the executive for good reason
Executive	Payments upon a change in control ($)(1)	within 12 months following a change in control ($)(1)	Total ($)

Michael Kneeland	568,750 (value of acceleration of vesting of 25,000 RSUs)	9,707,667(2)	10,276,417(3)
William Plummer	606,674 (value of acceleration of vesting of 26,667 RSUs)	4,186,589(4)	4,793,263
Matthew Flannery	—	4,220,526(5)	4,220,526
Jonathan Gottsegen	—	2,269,840(6)	2,269,840
Joseph Dixon	—	2,031,778(7)	2,031,778

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $22.75 on December 31, 2010.

(2)	Representing the sum of (i) $5,045,625, being 2.99 times 225% of Mr. Kneeland’s annual base salary as of December 31, 2010, (ii) $15,036, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to the Mr. Kneeland, (iii) $1,072,890, being the value of acceleration of vesting of 47,160 RSUs and (iv) $3,574,115, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options.

The vesting of Mr. Kneeland’s RSUs granted in 2010 and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(3)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been reduced, under the terms of his employment agreement, by $723,380 to a total of $9,553,037 in order to avoid triggering excise tax under 280G.

(4)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2010 ($475,000) paid over one year, (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer, (iii) $796,250, being the value of acceleration of vesting of 35,000 RSUs and (iv) $2,518,629, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options. The vesting of Mr. Plummer’s RSUs granted in 2010 and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(5)	Representing the sum of (i) 380% of Mr. Flannery’s annual base salary as of December 31, 2010 ($375,000) paid over one year, (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Flannery, (iii) $1,296,750, being the value of acceleration of vesting of 57,000 RSUs, and (iv) $1,482,065, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options. The vesting of Mr. Flannery’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(6)	Representing the sum of (i) 160% of Mr. Gottsegen’s annual base salary as of December 31, 2010 ($350,000) paid over one year, (ii) $16,710, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen, (iii) $599,076, being the value of acceleration of vesting of 26,333 RSUs, and (iv) $1,094,054, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options. The vesting of Mr. Gottsegen’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(7)	Representing the sum of (i) Mr. Dixon’s annual base salary as of December 31, 2010 ($300,000) paid in bi-weekly installments over one year, (ii) Mr. Dixon’s target annual cash bonus, estimated as equal to the $240,000 target annual incentive payment he was eligible to receive in 2010, (iii) $606,652, being the value of acceleration of vesting of 26,666 RSUs and (iv) $885,127, being the value of all unvested stock options for which vesting is accelerated, calculated as the excess between the closing price per share of the Company’s common stock of $22.75 on December 31, 2010 over the exercise price for those stock options. The vesting of Mr. Dixon’s RSUs and stock options also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

For purposes of the named executive officers’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the named executive officers’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s equity compensation plans as of December 31, 2010:

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities to be	(b)	Future Issuance Under Equity
	Issued Upon Exercise of	Weighted Average Exercise Price	Compensations Plans
	Outstanding Options, Warrants	of Outstanding Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	3,924,274 (1)	$16.47	2,599,106 (2)
Equity compensation plan not approved by security holders	884,228 (3)	$8.25	—
Total	4,808,502	$14.30	2,599,106

(1)	Consists of awards granted under the 2010 Long Term Incentive Plan, the 2001 Comprehensive Stock Plan and the 1997 Stock Option Plan. This amount includes 1,455,419 RSUs. The weighted-average exercise price information in column (b) does not include these RSUs. The 2001 Comprehensive Stock Plan and the 1997 Stock Option Plan have been replaced by the 2010 Long Term Incentive Plan, but the terms of awards previously granted pursuant to the 2001 Comprehensive Stock Plan and the 1997 Stock Option Plan remain the same.

(2)	Consists of shares available under the 2010 Long Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2010 Long Term Incentive Plan become available for new awards if the award is forfeited or expires before delivery of the shares. The maximum aggregate number of shares that may be granted under the 2010 Long Term Incentive Plan will be increased by the number of shares subject to or acquired pursuant to that portion of any option or other award outstanding pursuant to the 2001 Comprehensive Stock Plan and the 1998-2 Stock Option Plan which are forfeited or expire before delivery of the shares (up to a maximum of 5,068,883 shares). The number of shares authorized under the 2010 Long Term Incentive Plan will be adjusted by the Compensation Committee to prevent the enlargement or dilution of rights as a result of any increase or decrease in the number of issued shares of common stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of common stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of common stock, including any extraordinary cash dividend or extraordinary distribution.

(3)	Consists of awards issued under the 1998-2 Stock Option Plan. Only employees who were not officers or directors were eligible for awards under these plans. No further shares are authorized for grant under this plan.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2010, our non-executive chairman received total annual compensation of $351,000, with (i) one-half paid in cash, in arrears, quarterly at the same time that other non-management directors receive the cash component of their pay (described below), and (ii) one-half paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other director’s pay (e.g., annual retainer fees and meeting attendance fees).

For 2010, our non-management directors (other than our non-executive chairman) received the following compensation (as applicable):

•	annual retainer fees of (i) $60,000 for serving as director, (ii) $7,500 for serving as lead director (if any), (iii) $12,500 for serving as chairman of the Audit Committee and (iv) $7,500 for serving as chairman of the Compensation Committee, the Nominating Committee, the Finance Committee or the Strategy Committee;

•	meeting attendance fees of (i) $2,000 for each Board and Audit Committee meeting and (ii) $1,500 for each Compensation Committee, Nominating Committee, Finance Committee and Strategy Committee meeting; and

•	an annual equity grant of $60,000 in fully vested RSUs, generally to be paid after three years (subject to acceleration and further deferral in certain circumstances).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold three times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of March 2011.

We also maintain a medical benefits program, comparable to that offered to our employees, in which our directors are eligible to participate at their own cost.

We believe our compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of our peer companies.

Deferred Compensation Plan for Directors

We maintain the United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of our common stock equal to the deferred amount, and the account is fully vested at all times.

In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by our non-management directors.

Director Compensation for Fiscal Year 2010

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2010.

	Fees
	Earned in		Stock
Name	Cash 2010 ($)		Award(1)(2) ($)	Total ($)

Jenne K. Britell	175,500	(3)	175,505	351,005
Jose B. Alvarez	95,000		60,005	155,005
Howard L. Clark, Jr.	92,000		60,005	152,005
Bobby J. Griffin	98,000		60,005	158,005
Singleton B. McAllister	101,000		60,005	161,005
Brian D. McAuley	108,000		60,005	168,005
John S. McKinney	109,000		60,005	169,005
Jason D. Papastavrou	103,000		60,005	163,005
Filippo Passerini	99,500		60,005	159,505
Keith Wimbush	104,500		60,005	164,505

(1)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2010. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is based on the closing price per share of the Company’s common stock of $13.46 on May 11, 2010.

(2)	Each non-management director received an award of 4,458 RSUs on May 11, 2010, except for Dr. Britell, who received 13,039 as the equity component of her compensation arrangement as non-executive chairman of the Company. For purposes of determining the number of RSUs to grant, the closing price per share of the Company’s common stock of $13.46 on May 11, 2010 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from the director fees discussed above. All RSUs granted to non-management directors in 2010 are fully vested as of the date of grant but are not settled until the earlier of (i) May 11, 2013, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances). Messrs. Griffin and Papastavrou elected to defer the settlement of the RSUs granted in 2010 until May 11, 2018.

(3)	Represents $175,500 in cash compensation earned in 2010 under the compensation arrangement for the non-executive chairman of the Company (total annual compensation under this arrangement is $351,005, $175,500 of which is paid in cash and the remainder in fully vested RSUs).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth, as of March 14, 2011 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our common stock by (i) each director and named executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

	Number of Shares of
	Common Stock		Percent of
	Beneficially		Common Stock
Name and Address(1)	Owned (#)(2)		Owned (%)(2)

Michael J. Kneeland	323,984	(3)	*
William B. Plummer	126,114	(4)	*
Jonathan M. Gottsegen	33,412	(5)	*
Joseph A. Dixon	29,740	(6)	*
Matt Flannery	67,442	(7)	*
Jenne K. Britell	51,033	(8)	*
José B. Alvarez	14,358	(9)	*
Howard L. Clark, Jr.	24,768	(10)	*
Bobby J. Griffin	11,958	(11)	*
Singleton B. McAllister	23,768	(12)	*
Brian D. McAuley	27,768	(13)	*
John S. McKinney	21,312	(14)	*
Jason D. Papastavrou	20,768	(15)	*
Filippo Passerini	11,958	(16)	*
Keith Wimbush	16,062	(17)	*
All executive officers and directors as a group (17 persons)	897,076	(18)	1.5%
BlackRock, Inc.	4,662,405	(19)	7.6%
Wellington Management Company, LLP	7,886,168	(20)	12.9%
The Vanguard Group, Inc.	3,195,432	(21)	5.2%

*	Less than 1%.

(1)	The address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 173,507 outstanding shares, 141,478 shares issuable upon the exercise of currently exercisable stock options, and 8,999 shares held indirectly through a retirement plan.

(4)	Consists of 31,113 outstanding shares and 95,001 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of 6,745 outstanding shares and 26,667 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of 6,129 outstanding shares and 21,666 shares issuable upon the exercise of currently exercisable stock options, and 1,945 shares held indirectly through a retirement plan.

(7)	Consists of 14,775 outstanding shares, 36,667 shares issuable upon the exercise of currently exercisable stock options and 16,000 shares issuable upon settlement of RSUs that will vest as of April 1, 2011.

(8)	Consists of 8,102 outstanding shares and 42,931 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 5,180 RSUs is deferred until October 2011, settlement of 21,938 shares is deferred until June 2012 and settlement of 13,039 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(9)	Consists of 2,400 outstanding shares and 11,958 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2012, and settlement of 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(10)	Consists of 4,036 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(11)	Consists of 11,958 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2012, and settlement of 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(12)	Consists of 3,036 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(13)	Consists of 7,036 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(14)	Consists of 6,580 outstanding shares and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and settlement of 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(15)	Consists of 3,036 outstanding shares, 3,000 shares issuable upon the exercise of currently exercisable stock options and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(16)	Consists of 11,958 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2012, and settlement of 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(17)	Consists of 1,330 outstanding shares and 14,732 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2011, settlement of 7,500 RSUs is deferred until June 2012, and settlement of 4,458 RSUs is deferred until May 2013, subject to acceleration in certain conditions).

(18)	Consists of 285,456 outstanding shares, 402,479 shares issuable upon the exercise of currently exercisable stock options, 198,197 shares issuable upon settlement of RSUs that have vested

(but with respect to which settlement is deferred) or will vest within the next 60 days and 10,944 shares held indirectly through the Company’s retirement plan.

(19)	Derived from a 13G/A filed with the SEC on February 9, 2011, by BlackRock, Inc. with respect to holdings as of December 31, 2010. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 4,662,405 shares, of which it has sole power to vote or direct the vote of 4,662,405 shares and the sole power to dispose or to direct the disposition of 4,662,405 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

(20)	Derived from a Schedule 13G/A filed with the SEC on February 14, 2011 with respect to holdings as of December 31, 2010. According to the Schedule 13G/A, Wellington Management Company, LLP is an investment advisor. It is the beneficial owner of 7,886,168 shares, with the shared power to vote or direct the vote of 6,721,808 shares and the shared power to dispose or to direct the disposition of 7,886,168 shares. Wellington Management’s address is 280 Congress Street, Boston, Massachusetts 02210.

(21)	Derived from a Schedule 13G filed with the SEC on February 10, 2011 with respect to holdings as of December 31, 2010. According to the Schedule 13G, The Vanguard Group, Inc. is an investment advisor. It is the beneficial owner of 3,195,432 shares, with the sole power to vote or direct the vote of 95,259 shares, the sole power to dispose or to direct the disposition of 3,100,173 shares and the shared power to dispose or direct the disposition of 95,259 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19335.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed in March 2011 and amended in April 2009. A copy of the current charter is available on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent auditors. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and E&Y the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2010.

The Audit Committee has also discussed and reviewed with E&Y all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Audit Committee under PCAOB AU Section No. 380, as amended (Communication with Audit Committees).

In addition, E&Y provided to the Audit Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by the applicable requirements of the PCAOB regarding independent auditors’ communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with E&Y any relationships that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to E&Y’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and E&Y, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and, with management and E&Y, E&Y’s audit report on internal control over financial reporting as of December 31, 2010.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2010 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

Brian D. McAuley, Chairman
John S. McKinney
Jason D. Papastavrou
Filippo Passerini
Keith Wimbush

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has appointed E&Y as independent auditors to audit the financial statements and the internal control over financial reporting of the Company for 2011, subject to ratification by stockholders and execution of an engagement letter in a form satisfactory to the Audit Committee.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, other certified public accountants will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of E&Y is expected to be present at the 2011 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Auditors

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal years 2010 and 2009.

	2010	2009

Audit Fees	$2,450,202	$4,014,075
Audit-Related Fees	$55,000	$283,800
Tax Fees	$288,575	$20,000
All Other Fees	$6,000	$6,000

Total	$2,799,777	$4,323,875

Audit Fees.  Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of our quarterly reports on Form 10-Q. These fees included fees for (i) services related to audits of the Company’s employee benefit plans of $55,000 in fiscal 2010 and $140,000 in fiscal 2009, and (ii) services related to controls assessments of $0 in fiscal 2010 and $143,800 in fiscal 2009.

Tax Fees.  Tax fees consist of fees for services rendered for tax compliance, tax advice and tax planning. These fees included fees for (i) assistance with international tax services of $285,075 in fiscal 2010 and $20,000 in fiscal 2009, and (ii) state and local tax services of $3,500 in fiscal 2010 and $0 in fiscal 2009.

All Other Fees.  All other fees consist of fees for services, other than services described in the above three categories, totaling $6,000 in fiscal 2010 and $6,000 in fiscal 2009, principally including support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by E&Y in 2010 and 2009.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. Currently, Mr. McAuley exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Auditor

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent auditor. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent auditor or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent auditor in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent auditor in an accounting role or a financial oversight role if he or she remains in a position to influence the independent auditor’s operations or financial policies, has capital balances in the independent auditor or maintains certain other financial arrangements with the independent auditor.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent auditor and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of E&Y as independent auditors to audit the financial statements of the Company for 2011 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of E&Y as independent auditors of the Company.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Exchange Act rules which were recently adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are holding an advisory vote on the compensation of our named executive officers. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in detail under “Executive Compensation,” we seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the named executive officers to create value for our stockholders. In April and May of 2010 and as described in our proxy statement dated March 31, 2010, we conducted a survey of our stockholders regarding our executive compensation policies, philosophy and disclosure. The responses from our stockholders at such time expressed support for our compensation program. Some of the key aspects of our compensation program are as follows:

•	A substantial percentage of our compensation is performance-based equity compensation subject to certain forfeiture provisions. The Company has determined to make more significant use of performance-based securities that vest based on the achievement of certain performance goals. These performance-based securities are directly linked to the Company’s financial performance metrics and vest based on these metrics, as opposed to time-based securities, which vest based simply on continued employment;

•	Our compensation program does not provide for special perquisites for our named executive officers, aircraft usage or tax gross ups (except in the case of corporate relocations); and

•	In February 2010, we adopted stock ownership guidelines for senior management. Although these stock ownership guidelines do not require compliance until 2015, our named executive officers and all other officers (except those officers who joined the Company in 2010) were in compliance with them as of January 2011.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 19 of this proxy statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

As required by Exchange Act rules which were recently adopted pursuant to the Dodd-Frank Act, we are holding an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should occur every year, every two years or every three years. The option that receives the highest number of votes cast by the Company’s stockholders will be the option that has been selected by stockholders. However, because this vote is advisory, it is not binding on the Company, the Board or the Compensation Committee in any way.

After careful consideration of this proposal, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company, and therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Please note that you are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own preference for an annual, biannual or triennial advisory vote.

The Board recognizes that an annual advisory vote on executive compensation will allow the Company’s stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

An annual advisory vote on executive compensation is consistent with the Board’s desire to take a “best practices” approach to corporate governance, including by seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and programs. We understand that stockholders may have different views as to what may be the best approach for the Company with respect to this proposal, and we look forward to hearing our stockholders’ views.

When casting your vote on your preferred voting frequency in response to the resolution set forth below, you may choose one of the following four options: “every year,” “every two years,” “every three years” or “abstain”:

“RESOLVED, that the option of once every one year, once every two years or once every three years that receives the highest number of votes cast for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The Board unanimously recommends a vote for the option of EVERY YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

OTHER MATTERS

Other Matters to be Presented at the 2011 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Stockholders of record sharing an address who wish to receive separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request as follows:

•	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, NY 10038 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholder Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2010 through December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis, except as described in the following paragraph.

Due to an administrative oversight, Mr. McKinney inadvertently failed to report the disposition of 1,800 shares of common stock on September 29, 2006 and the disposition of 288 shares of common stock on November 30, 2006. Mr. McKinney reported these transactions in a Form 4 filed on October 29, 2010. In connection with the withholding of shares to satisfy certain tax liabilities incurred by the reporting person upon the vesting of RSUs, Mr. DeWitt reported the disposition of 1,049 shares of common stock on March 13, 2010 in a Form 4 filed on June 25, 2010; Mr. Fahey reported the disposition of 1,730 shares of common stock on March 7, 2010 and the disposition of 1,049 shares of common stock on March 13, 2010 in a Form 4 filed on June 25, 2010 and the disposition of 1,258 shares of common stock on May 19, 2009 in a Form 4 filed on February 8, 2011; and Mr. Dixon reported the disposition of 1,049 shares of common stock on March 13, 2010 in a Form 4 filed on June 16, 2010.

Stockholder Proposals for the 2012 Annual Meeting

A stockholder proposal for business to be brought before the 2012 annual meeting of stockholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before December 2, 2011; or

•	if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after January 12, 2012 but on or before February 11, 2012 (unless the 2012 annual meeting is not scheduled to be held within the period between April 11 and June 10, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2012 annual meeting or send a qualified representative to present such proposal.

Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

APPENDIX A

NON-GAAP RECONCILIATIONS

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(in millions)

EBITDA represents the sum of net loss, loss from discontinued operation, net of taxes, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net loss and EBITDA and Adjusted EBITDA.

	Year Ended
	December 31,
	2010	2009

Net loss	$(26)	$(62)
Loss from discontinued operation, net of taxes	4	2
Benefit for income taxes	(41)	(47)
Interest expense, net	255	226
Interest expense—subordinated convertible debentures, net	8	(4)
Depreciation of rental equipment	389	417
Non-rental depreciation and amortization	60	57

EBITDA	$649	$589
Restructuring charge(1)	34	31
Stock compensation expense, net(2)	8	8

Adjusted EBITDA(A)	$691	$628

(A)	Our Adjusted EBITDA Margin was 30.9% and 26.6% for the years ended December 31, 2010 and 2009, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

A-1

FREE CASH FLOW GAAP RECONCILIATION
(in millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net loss or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Year Ended
	December 31,
	2010	2009

Net cash provided by operating activities	$452	$438
Purchases of rental equipment	(346)	(260)
Purchases of non-rental equipment	(28)	(51)
Proceeds from sales of rental equipment	144	229
Proceeds from sales of non-rental equipment	7	13
Excess tax benefits from share-based payment arrangements, net	(2)	(2)

Free cash flow	$227	$367

A-2

UNITED RENTALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
          The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Jonathan M. Gottsegen or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 11, 2011 at 10:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.
(Continued and to be signed and dated on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831
May 11, 2011
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on Wednesday, May 11, 2011:
The Notice of and Proxy Statement for the 2011 Annual Meeting of Stockholders
and the Company’s 2010 Annual Report to Stockholders
are available electronically at http://www.ur.com/index.php/investor/.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “EVERY YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors

		FOR	AGAINST	ABSTAIN
	Jenne K. Britell	☐	☐	☐

	José B. Alvarez	☐	☐	☐

	Howard L. Clark, Jr.	☐	☐	☐

	Bobby J. Griffin	☐	☐	☐

	Michael J. Kneeland	☐	☐	☐

	Singleton B. McAllister	☐	☐	☐

	Brian D. McAuley	☐	☐	☐

	John S. McKinney	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
	Jason D. Papastavrou		☐	☐	☐

	Filippo Passerini		☐	☐	☐

	Keith Wimbush		☐	☐	☐

2.	Ratification of Appointment of Independent Auditors		☐	☐	☐

3.	Approval of the resolution approving the compensation of our executive officers on an advisory basis		☐	☐	☐

		Every 1 year	Every 2 years	Every 3 years	ABSTAIN
4.	Advisory selection of voting frequency for future advisory votes on the compensation of our executive officers	☐	☐	☐	☐
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “EVERY YEAR” ON PROPOSAL 4.
The undersigned acknowledges receipt of the accompanying Notice of and Proxy Statement for the 2011 Annual Meeting of Stockholders and the Company’s 2010 Annual Report to Stockholders.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL MEETING OF STOCKHOLDERS OF
UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831
May 11, 2011
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, May 11, 2011: The Notice of and Proxy Statement for the 2011 Annual Meeting of Stockholders and the Company’s 2010 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.
â   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “EVERY YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors

		FOR	AGAINST	ABSTAIN
	Jenne K. Britell	☐	☐	☐

	José B. Alvarez	☐	☐	☐

	Howard L. Clark, Jr.	☐	☐	☐

	Bobby J. Griffin	☐	☐	☐

	Michael J. Kneeland	☐	☐	☐

	Singleton B. McAllister	☐	☐	☐

	Brian D. McAuley	☐	☐	☐

	John S. McKinney	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
	Jason D. Papastavrou		☐	☐	☐

	Filippo Passerini		☐	☐	☐

	Keith Wimbush		☐	☐	☐

2.	Ratification of Appointment of Independent Auditors		☐	☐	☐

3.	Approval of the resolution approving the compensation of our executive officers on an advisory basis		☐	☐	☐

		Every 1 year	Every 2 years	Every 3 years	ABSTAIN
4.	Advisory selection of voting frequency for future advisory votes on the compensation of our executive officers	☐	☐	☐	☐
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “EVERY YEAR” ON PROPOSAL 4.
The undersigned acknowledges receipt of the accompanying Notice of and Proxy Statement for the 2011 Annual Meeting of Stockholders and the Company’s 2010 Annual Report to Stockholders.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■